Exhibit 10.1

Published CUSIP No.: 65566HAD3
Tranche A Revolving Facility CUSIP No.: 65566HAE1
Tranche B Revolving Facility CUSIP No.: 65566HAF8

$800,000,000

REVOLVING CREDIT FACILITY

Dated as of September 26, 2018

among

NORDSTROM, INC.,
as Borrower,

THE FINANCIAL INSTITUTIONS NAMED HEREIN,
as Lenders,

BANK OF AMERICA, N.A.,
as Agent, Swing Line Lender and an L/C Issuer,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Syndication Agents and L/C Issuers

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
WELLS FARGO SECURITIES, LLC
and
U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Bookrunners

4.13	Title to Properties.	70
4.14	Sanctions Concerns and Anti-Corruption Laws.	70
4.15	EEA Financial Institution.	70
ARTICLE 5 AFFIRMATIVE COVENANTS OF THE BORROWER		71
5.1	Financial Statements and Other Reports.	71
5.2	Records and Inspection.	73
5.3	Corporate Existence, Etc.	73
5.4	Payment of Taxes and Claims.	73
5.5	Maintenance of Properties.	73
5.6	Maintenance of Insurance.	73
5.7	Conduct of Business; Compliance with Law.	74
5.8	Further Assurances.	74
5.9	[Reserved].	74
5.1	Anti-Corruption Laws.	74
ARTICLE 6 NEGATIVE COVENANTS OF THE BORROWER		74
6.1	Liens.	74
6.2	Restricted Payments.	77
6.3	Financial Covenants.	77
6.4	Restriction on Fundamental Changes.	77
6.5	Asset Dispositions.	77
6.6	Transactions with Affiliates.	78
6.7	Sanctions.	78
6.8	Anti-Corruption Laws.	78
ARTICLE 7 EVENTS OF DEFAULT, ETC.		78
7.1	Events of Default.	78
7.2	Remedies.	81
7.3	Allocation of Payments After Event of Default.	81
ARTICLE 8 THE AGENT		82
8.1	Appointment and Authority.	82
8.2	Rights as a Lender.	82
8.3	Exculpatory Provisions.	83
8.4	Reliance by Agent.	83
8.5	Delegation of Duties.	84
8.6	Resignation of Agent.	84
8.7	Non‑Reliance on Agent and Other Lenders.	85
8.8	No Other Duties, Etc.	86
8.9	Agent May File Proofs of Claim.	86
8.1	ERISA Matters.	86
ARTICLE 9 MISCELLANEOUS		88
9.1	Expenses.	88
9.2	Indemnity; Damages.	89
9.3	Amendments; Waivers; Modifications in Writing.	90
9.4	Cumulative Remedies: Failure or Delays; Enforcement.	92
9.5	Notices; Effectiveness; Electronic Communication.	92
9.6	Successors and Assigns; Designations.	94
9.7	Set Off.	99
9.8	Survival of Agreements, Representations and Warranties.	100
9.9	Execution in Counterparts.	100

9.1	Complete Agreement.	100
9.11	Limitation of Liability.	100
9.12	WAIVER OF TRIAL BY JURY.	101
9.13	Confidentiality.	101
9.14	Binding Effect; Continuing Agreement.	102
9.15	NO ORAL AGREEMENTS.	102
9.16	USA Patriot Act Notice.	103
9.17	No Advisory or Fiduciary Responsibility.	103
9.18	Electronic Execution of Assignments and Certain Other Documents.	103
9.19	Replacement of Lenders.	104
9.2	Judgment Currency.	105
9.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	105

EXHIBITS

Exhibit 2.1(c)	Form of Notice of Borrowing
Exhibit 2.1(c)(iii)	Form of Notice of Responsible Officers
Exhibit 2.2(b)(i)	Form of Bid Loan Quote Request
Exhibit 2.2(b)(ii)	Form of Bid Loan Quote
Exhibit 2.4(b)(ii)	Form of Notice of Conversion/Continuation
Exhibit 2.5(a)(i)	Form of Tranche A Revolving Loan Note
Exhibit 2.5(a)(ii)	Form of Tranche B Revolving Loan Note
Exhibit 2.5(a)(iii)	Form of Bid Loan Note
Exhibit 2.5(a)(iv)	Form of Swing Line Note
Exhibit 2.8(c)	Form of Notice of Loan Prepayment
Exhibit 2.16(d)(ii)	Forms of U.S. Tax Compliance Certificates
Exhibit 2.19(l)	Form of Letter of Credit Report
Exhibit 2.19(m)	Form of Additional L/C Issuer Notice
Exhibit 2.20	Form of Swing Line Loan Notice
Exhibit 3.1(d)	Form of Closing Officer’s Certificate
Exhibit 5.1(c)	Form of Compliance Certificate
Exhibit 9.6(b)	Form of Assignment and Assumption

SCHEDULES

Schedule 1.1(a)	Existing Liens
Schedule 1.1(b)	Lineal Descendants
Schedule 1.1(c)	Revolving Commitments
Schedule 2.19	L/C Commitments
Schedule 2.20	Swing Line Commitments
Schedule 4.1	Organization of Borrower and Subsidiaries
Schedule 4.5	Material Litigation
Schedule 9.5	Certain Addresses for Notices

REVOLVING CREDIT AGREEMENT
REVOLVING CREDIT AGREEMENT, dated as of September 26, 2018 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among NORDSTROM, INC., a Washington corporation (the “Borrower”), the Lenders (defined herein), WELLS FARGO BANK, NATIONAL ASSOCIATION and U.S. BANK NATIONAL ASSOCIATION, as co-syndication agents (in such capacity, the “Syndication Agents”) and L/C Issuers and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, and any successor in such capacity, the “Agent”), Swing Line Lender and an L/C Issuer. The Lenders, the Syndication Agents, the Agent, the L/C Issuers and the Swing Line Lender are collectively referred to herein as the “Lender Parties” and each individually as a “Lender Party.”
RECITALS
WHEREAS, the Borrower has requested that the Lenders provide a new revolving credit facility in an aggregate amount of $800,000,000 (the “Credit Facility”) for the purposes hereinafter set forth;
WHEREAS, the Lenders have agreed to make the requested Credit Facility available to the Borrower on the terms and conditions hereinafter set forth; and
WHEREAS, this Agreement replaces in its entirety the Existing Credit Agreement.
NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1

DEFINITIONS AND RELATED MATTERS
Section 1.1    Definitions.
The following terms with initial capital letters have the following meanings:
“Absolute Rate” is defined in Section 2.2(b)(iii).
“Additional L/C Issuer Notice” means a certificate substantially in the form of Exhibit 2.19(m) or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent).
“Administrative Questionnaire” means an Administrative Questionnaire to be completed by each Lender in a form supplied by the Agent.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. The term “control” means the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of the management or policies of a Person, whether through the ownership of Capital Stock, by contract or otherwise, and the terms “controlled” and “common control” have correlative meanings. Unless otherwise indicated, “Affiliate” refers to an Affiliate of the Borrower. Notwithstanding the foregoing, in no event shall any Lender Party or any Affiliate of any Lender Party be deemed to be an Affiliate of the Borrower. For the avoidance of doubt, the parties agree that, as of the date hereof, 1700 Seventh L.P., a Washington limited partnership, is not an Affiliate of the Borrower.

“Agent” means Bank of America or any successor agent appointed in accordance with Section 8.6.
“Agent Fee Letter” means that certain letter agreement, dated as of August 28, 2018, among the Borrower, the Agent and MLPF&S regarding certain fees relating to this Agreement, as the same may be amended, supplemented or otherwise modified in writing from time to time by the Borrower, the Agent and MLPF&S.
“Agent’s Account” means the account, with respect to any currency, of the Agent identified as such on Schedule 9.5 with respect to such currency, or such other account with respect to such currency as the Agent may hereafter designate by notice to the Borrower and each Lender Party.
“Agent’s Office” means, with respect to any currency, the office of the Agent identified as such on Schedule 9.5 with respect to such currency, or such other office with respect to such currency as the Agent may hereafter designate by notice to the Borrower and each Lender Party.
“Agreement” means this Credit Agreement, as it may be amended or modified from time to time, including all Schedules and Exhibits.
“Applicable Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations and ordinances of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, judgments, awards and decrees of any Governmental Authority.
“Applicable Lending Office” means, with respect to any Lender, (i) in the case of any payment with respect to Euro-Dollar Rate Loans, such Lender’s Euro-Dollar Lending Office, (ii) in the case of any payment with respect to CDOR Rate Loans, such Lender’s CDOR Lending Office (iii) in the case of any payment with respect to Base Rate Loans or Bid Loans or any other payment under the Loan Documents, such Lender’s Domestic Lending Office.
“Applicable Margin” means, at any time, with respect to Facility Fees, Base Rate Loans, Euro-Dollar Rate Loans or CDOR Rate Loans, or Letter of Credit Fees, as applicable, the appropriate applicable percentage corresponding to the long term, senior, unsecured, non‑credit enhanced debt rating of the Borrower in effect from time to time as shown below:

Level	Long Term, Senior, Unsecured, Non‑Credit Enhanced Debt Rating of Borrower	Applicable Margin for Euro-Dollar Rate Loans and CDOR Rate Loans	Applicable Margin for Base Rate Loans	Applicable Margin for Facility Fees	Letter of Credit Fees
					Standby Letters of Credit	Commercial Letters of Credit
I.	≥A from S&P or ≥A2 from Moody’s	0.680%	0.000%	0.070%	0.680%	0.3400%
II.	≥A- but < A from S&P or ≥A3 but < A2 from Moody’s	0.910%	0.000%	0.090%	0.910%	0.4550%
III.	≥BBB+ but < A- from S&P or ≥Baa1 but < A3 from Moody’s	1.025%	0.025%	0.100%	1.025%	0.5125%
IV.	≥BBB but < BBB+ from S&P or ≥Baa2 but < Baa1 from Moody’s	1.125%	0.125%	0.125%	1.125%	0.5625%
V.	≤BBB- from S&P or ≤Baa3 from Moody’s or unrated by S&P and Moody’s	1.175%	0.175%	0.200%	1.175%	0.5875%

Notwithstanding the above, (i) if at any time there is a split in ratings between S&P and Moody’s of one level, the applicable percentage shall be determined by the higher of the two ratings (e.g. A-/Baa1 results in Level II pricing) and (ii) if at any time there is a split between S&P and Moody’s of two or more levels, the applicable level shall be one level below the higher of the S&P or Moody’s rating (e.g. A-/Baa2 results in Level III pricing, as does A-/Baa3).
The credit ratings to be utilized for purposes of determining a Level hereunder are those assigned to the senior unsecured long‑term debt of the Borrower without third‑party credit enhancement, and any rating assigned to any other Debt of the Borrower shall be disregarded. The debt rating in effect at any date is the debt rating that is in effect at the close of business on such date. The Applicable Margin shall be determined and, if necessary, adjusted on the date (each, a “Determination Date”) on which there is any change in the Borrower’s debt ratings. Each Applicable Margin shall be effective from one Determination Date until the next Determination Date. Any adjustment in the Applicable Margin shall be applicable to all existing Euro-Dollar Rate Loans, all existing CDOR Rate Loans and all existing Base Rate Loans as well as any new Euro-Dollar Rate Loans, any new CDOR Rate Loans and any new Base Rate Loans made. The Borrower shall notify the Agent in writing immediately upon any change in its debt ratings.
“Applicable Time” means, with respect to any borrowings and payments in Canadian Dollars, the local time in the place of settlement for Canadian Dollars as may be determined by the Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption in the form of Exhibit 9.6(b) or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Agent.
“Assuming Lender” is defined in Section 2.23(c).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” means Bank of America, N.A. or any successor thereto.
“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended, modified, succeeded or replaced from time to time.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate plus 1/2 of 1%, (ii) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (iii) the Euro-Dollar Rate for a one month Interest Period plus 1.0%; and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. Notwithstanding the reference to the Euro-Dollar Rate in this definition, such rate is for reference only, and the Base Rate shall in no event include “match-funding” of Loans using the Base Rate or cause such Loans to be subject to an interest period or adjustment of the rate due to taxes, Applicable Lending Office or the like; the unavailability of the Euro-Dollar Rate at any time shall result solely in the Base Rate being the higher of the other two rates.
“Base Rate Loan” means a Revolving Loan, or portion thereof, that bears interest by reference to the Base Rate. All Base Rate Loans shall be denominated in Dollars.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Bid Loan” is defined in Section 2.2(a).
“Bid Loan Borrowing” is defined in Section 2.2(a).
“Bid Loan Note” means a Bid Loan Note made by the Borrower, in substantially the form of Exhibit 2.5(a)(iii), payable to a Tranche A Lender, evidencing the obligation of the Borrower to repay the Bid Loans made by such Tranche A Lender, and includes any Bid Loan Note issued in exchange or substitution therefor.

“Bid Loan Quote” is defined in Section 2.2(b)(ii).
“Bid Loan Quote Request” is defined in Section 2.2(b)(i).
“Borrower” means Nordstrom, Inc., a Washington corporation, and its successors and permitted assigns.
“Borrower Account” means the account of the Borrower identified as such on Schedule 9.5, or such other account as the Borrower may hereafter designate by notice to the Agent, with the prior consent of the Agent (such consent not to be withheld, conditioned or delayed so long as the designation of such account would not prevent the Agent from satisfying its obligations hereunder in a timely manner).
“Borrower Materials” is defined in Section 5.1.
“Borrowing” means each of the following: (a) a borrowing of Swing Line Loans pursuant to Section 2.20 or (b) a contemporaneous borrowing of Loans of the same Type in the same currency.
“Business Day” means any day that (i) is not a Saturday, Sunday or other day on which commercial banks in Seattle, Washington, San Francisco, California or Charlotte, North Carolina are authorized or obligated to close, (ii) if the applicable Business Day relates to any Euro-Dollar Rate Loans, is a Euro-Dollar Business Day and (iii) if the applicable Business Day relates to any CDOR Rate Loans, is a CDOR Business Day.
“Canadian Dollar Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Canadian Dollars as determined by the Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Canadian Dollars with Dollars.
“Canadian Dollars” or “C$” means the lawful currency of Canada.
“Capital Stock” means, with respect to any Person, all (i) shares, interests, participations or other equivalents (howsoever designated) of capital stock and other equity or ownership interests of such Person and (ii) rights (other than debt securities convertible into capital stock or other equity interests), warrants or options to acquire any such capital stock or other equity interests.
“Capitalized Leases” means, as to any Person, all leases of such Person of real or personal property that in accordance with GAAP are or should be capitalized on the balance sheet of such Persons. The amount of any Capitalized Lease shall be the capitalized amount thereof as determined in accordance with GAAP.
“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the L/C Issuers and the Tranche A Lenders, as collateral for L/C Obligations or obligations of Tranche A Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if an L/C Issuer benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Agent and (b) the applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“CDOR Business Day” means any such day on which banks are open for foreign exchange business in the principal financial center of Canada.

“CDOR Lending Office” means the office, branch or Affiliate of any Tranche B Lender described in such Tranche B Lender’s Administrative Questionnaire as its CDOR Lending Office or, subject to the terms hereof, such other office, branch or Affiliate as such Tranche B Lender may hereafter designate as its CDOR Lending Office by notice to the Borrower and the Agent.
“CDOR Rate” means, for any Interest Period with respect to any Tranche B Revolving Loan denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate (“CDOR”) (such rate representing the average of the annual yield rates applicable to Canadian banker’s acceptances at or about the time set out below), or a comparable successor rate which rate is approved by the Agent and agreed to by the Borrower, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at or about 10:00 a.m. (Toronto, Ontario time) on the date two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Agent, with a term equivalent to such Interest Period; provided that to the extent such market practice is not administratively feasible for the Agent, then such other day as otherwise reasonably determined by the Agent); provided, further that (i) to the extent a comparable successor rate is approved by the Agent and agreed to by the Borrower in connection with the CDOR Rate, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent and (ii) if the CDOR Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“CDOR Rate Loan” means a Tranche B Revolving Loan, or portion thereof, that bears interest at a rate based on the “CDOR Rate” (and as to which a single Interest Period is applicable). All CDOR Rate Loans shall be denominated in Canadian Dollars.
“Change of Control” means that (a) a majority of the directors of the Borrower shall be Persons other than Persons (x) for whose election proxies shall have been solicited by the board of directors of the Borrower or for whose appointment or election is otherwise approved or ratified by the board of directors of the Borrower or (y) who are then serving as directors appointed by the board of directors to fill vacancies on the board of directors caused by death or resignation (but not by removal) or to fill newly-created directorships or (b) any “person” or “group” (as such terms are used in Sections 13(d) of the Securities Exchange Act of 1934), other than the Lineal Descendants, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire whether such right is immediately exercisable or only after the passage of time), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of the Borrower.
“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.
“Compliance Certificate” is defined in Section 5.1(c).
“Contingent Obligation” means, as to any Person, any obligation, direct or indirect, contingent or otherwise, of such Person which does or would reasonably be expected to result in the direct payment of money (i) with respect to any Debt or other obligation of another Person, including any direct or indirect guarantee of such Debt (other than any endorsement for collection in the ordinary course of business) or any other direct or indirect obligation, by agreement or otherwise, to purchase or repurchase any such Debt or obligation or any security therefor, or to provide funds for the payment or discharge of any such Debt or obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (ii) to provide funds to maintain the financial condition of any other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the holders of

Debt or other obligations of another Person or (iv) otherwise to assure or hold harmless the holders of Debt or other obligations of another Person against loss in respect thereof. The amount of any Contingent Obligation shall be the greater of (a) the amount of the Debt or obligation guaranteed or otherwise supported thereby or (b) the maximum amount guaranteed or supported by the Contingent Obligation. The term “Contingent Obligation”, as used with respect to the Borrower or any Subsidiary, shall not include (1) the obligations of the Borrower under any obligation which the Borrower has or may have to sell to, repurchase from or indemnify the purchaser or other transferee with respect to accounts discounted, sold or in which an interest is otherwise transferred by the Borrower or any Subsidiary in the ordinary course of its business (but any such other obligation shall be excluded only to the extent that such other obligation is for the benefit, directly or indirectly, of any Person that is a Wholly‑Owned Subsidiary (direct or indirect) of the Borrower); (2) any obligation which a Subsidiary has or may have to sell to, repurchase from or indemnify the purchaser or other transferee with respect to accounts discounted, sold or in which an interest is otherwise transferred by the Borrower or such Subsidiary in the ordinary course of its business (but any such other obligation shall be excluded only to the extent that such obligation is for the benefit, directly or indirectly, of any Person that is a Wholly-Owned Subsidiary (direct or indirect) of the Borrower); (3) supply, service or licensing agreements between or among the Borrower or its Subsidiaries and any Affiliate(s), in each case, so long as such agreements comply with Section 6.6; (4) environmental indemnities routinely given as part of sale, lease or other disposition or acquisition of real estate, or (5) “indemnities” for attorneys’ fees and costs which are incidental to another transaction and/or damages arising from breach of the terms of such transaction.
“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, agreement or other instrument to which that Person is a party or by which it or any of the properties owned or leased by it is bound or otherwise subject.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (irrespective of whether incorporated) that, together with the Borrower or any Subsidiary, are or were treated as a single employer under Section 414 of the Code.
“Debt” means, with respect to any Person, the aggregate amount of, without duplication: (i) all obligations for borrowed money (including, except as otherwise provided in subpart (iii) below, purchase money indebtedness) other than, with respect to Debt of the Borrower or any of its Subsidiaries, funds borrowed by the Borrower or any such Subsidiary from the Borrower or another such Subsidiary; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable (which trade payables are deemed to include any consignment purchases) arising in the ordinary course of business that are not overdue; (iv) the principal portion of all obligations under (a) Capitalized Leases and (b) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off‑balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; (v) all obligations of third parties secured by a Lien on any asset owned by such Person whether or not such obligation or liability is assumed; (vi) all obligations of such Person, contingent or otherwise, in respect of any letters of credit or bankers’ acceptances; (vii) all Contingent Obligations; (viii) the aggregate amount paid to, or borrowed by, such Person as of such date under a sale of receivables or similar transaction (regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP); (ix) all Debt of any partnership or unincorporated joint venture to the extent such Person is legally obligated with respect thereto; and (x) all net obligations with respect to interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“Default” means any condition or event that, with the giving of notice or lapse of time or both, would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent, to confirm in a manner satisfactory to the Agent that it will comply with its funding obligations hereunder, provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon written confirmation from the Agent to such Lender and the Borrower that such Lender has confirmed in writing its intention to comply with all of its funding obligations hereunder, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any similar proceeding under any other Applicable Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) becomes the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; it being understood that if a Lender has been turned over to the FDIC (or a similar regulatory entity) for the purpose of sale or liquidation it shall be a Defaulting Lender. Any determination by the Agent that a Lender is a Defaulting Lender under one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Borrower, the L/C Issuers, the Swing Line Lender and each Lender promptly following such determination.
“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.
“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.
“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars, the equivalent amount thereof in Dollars as determined by the Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Canadian Dollars.
“Dollars” and “$” mean lawful money of the United States of America.
“Domestic Lending Office” means the office, branch or Affiliate of any Lender described in such Lender’s Administrative Questionnaire as its Domestic Lending Office or such other office, branch or Affiliate as the Lender may hereafter designate as its Domestic Lending Office for one or more Types of Loans by notice to the Borrower and the Agent.
“EBITDAR” means, for any period, with respect to the Borrower and its consolidated Subsidiaries, Net Income plus, to the extent deducted in determining such Net Income, the sum of (a) Interest Expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) Rent Expense, (f) non-recurring, non-cash charges (including goodwill or other impairment charges) in an aggregate principal amount not to exceed $100,000,000 during the term of this Agreement and (g) non-cash charges (including goodwill or other impairment charges) related to acquisitions, in each case as determined in accordance with GAAP.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 9.6(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 9.6(b)(iii)).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Event” means (i) (a) the occurrence of a reportable event, within the meaning of Section 4043(c) of ERISA, with respect to any Plan unless the 30‑day notice requirement with respect to such event has been waived by the PBGC (provided that a reportable event arising from the disqualification of a Plan or the distress termination of a Plan under ERISA Section 4041(c) shall be deemed to be an ERISA Event without regard to any waiver of notice by the PBGC by regulation or otherwise), or (b) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (ii) the minimum required contribution (as defined in Section 430(a) of the Code) to each Plan, and the minimum contribution required under Section 412 of the Code have not been timely contributed with respect to a Plan; (iii) the provision by the administrator of a Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iv) the cessation of operations at a facility of the Borrower or any member of the Controlled Group in the circumstances described in Section 4062(e) of ERISA; (v) the withdrawal by the Borrower or any member of the

Controlled Group from a Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro-Dollar Business Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Euro-Dollar Lending Office” means the office, branch or Affiliate of any Lender described in such Lender’s Administrative Questionnaire as its Euro-Dollar Lending Office or, subject to the terms hereof, such other office, branch or Affiliate as such Lender may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.
“Euro-Dollar Rate” means, (a) for any Interest Period with respect to any Euro-Dollar Rate Loan, a rate per annum determined by the Agent to be equal to the quotient obtained by dividing (i) the Interbank Offered Rate for such Euro-Dollar Rate Loan for such Interest Period by (ii) one minus the Euro-Dollar Reserve Requirement for such Euro-Dollar Rate Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan the interest rate on which is determined by reference to the Euro-Dollar Rate, a rate per annum determined by the Agent to be equal to the quotient obtained by dividing (i) the Interbank Offered Rate for such Base Rate Loan for such day by (ii) one minus the Euro-Dollar Reserve Requirement for such Base Rate Loan for such day.
“Euro-Dollar Rate Loan” means a Revolving Loan, or portion thereof, that bears interest at a rate based on clause (a) of the definition of “Euro-Dollar Rate” (and as to which a single Interest Period is applicable) but such term excludes any Base Rate Loan on which the Base Rate is determined based on the Euro-Dollar Rate under the definition of Base Rate or any Bid Loan. All Euro-Dollar Rate Loans shall be denominated in Dollars.
“Euro-Dollar Reserve Requirement” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Euro-Dollar Rate for each outstanding Euro-Dollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Euro-Dollar Reserve Requirement.
“Event of Default” means any of the events specified in Section 7.1.
“Excluded Tax” means, with respect to any payment to any Lender Party, (i)  any taxes imposed on or measured by the overall net income (including a franchise tax based on net income) of such Lender Party or its Agent’s Office or Applicable Lending Office in respect of which the payment is made, by any Governmental Authority in the jurisdiction in which it is incorporated, maintains its principal executive office or in which such Agent’s Office or Applicable Lending Office is located, and (ii) any U.S. federal withholding taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Revolving Credit Agreement, dated as of April 1, 2015, by and among the Borrower, the financial institutions party thereto as lenders thereunder and Bank of America, N.A., as administrative agent for such lenders, as it has been amended, supplemented or otherwise modified from time to time.
“Existing Liens” means the Liens described on Schedule 1.1(a).
“Extending Lender” is defined in Section 2.23(b).
“Extension Date” is defined in Section 2.23(b).
“Facility Fee” is defined in Section 2.6(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements implementing the foregoing.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.
“Fees” means, collectively, the fees defined in or referenced in Section 2.6.
“Fiscal Year” means the fiscal year of the Borrower, which shall be the twelve month‑period ending on January 31 in each year or such other period as the Borrower may designate and the Agent may approve in writing. “Fiscal Quarter” or “fiscal quarter” means any quarter of a Fiscal Year.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Tranche A Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Revolving Commitment Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Tranche A Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Debt” means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, the aggregate amount of, without duplication: (i) all obligations for borrowed money (including, except as otherwise provided in subpart (iii) below, purchase money indebtedness) other than funds borrowed by the Borrower or any Subsidiary from the Borrower or another Subsidiary; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable (which trade payables are deemed to include any consignment purchases) arising in the ordinary course of business that are not overdue; (iv) the principal portion of all obligations under (a) Capitalized Leases and (b) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off‑balance sheet financing product of the Borrower or any of its Subsidiaries where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; (v) all obligations of others secured by a Lien on any asset owned by the Borrower or any of its Subsidiaries whether or not such obligation or liability is assumed; and (vi) the aggregate amount paid to, or borrowed by, the Borrower or any of its Subsidiaries as of such date under a sale of receivables or similar transaction (regardless of whether such transaction is effected without recourse to the Borrower or any of its Subsidiaries or in a manner that would not be reflected on the balance sheet of the Borrower or any of its Subsidiaries in accordance with GAAP, but expressly not including sales of credit card accounts, associated receivables and related assets in connection with a credit card program agreement).
“Funding Date” means any date on which a Loan or an L/C Credit Extension, as applicable, is (or is requested to be) made.
“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time and applied on a consistent basis.
“Governmental Approval” means an authorization, consent, approval, permit or license issued by, or a registration, qualification or filing with, any Governmental Authority.
“Governmental Authority” means any nation and any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any tribunal or arbitrator of competent jurisdiction.
“Honor Date” has the meaning set forth in Section 2.19(c).
“Indemnitees” is defined in Section 9.2.
“Information” is defined in Section 9.13.
“Initial L/C Issuers” means Bank of America, Wells Fargo Bank, National Association and U.S. Bank National Association in their capacity as L/C Issuers.
“Interbank Offered Rate” means:
(a)    For any Interest Period with respect to a Euro-Dollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable successor rate which rate is approved by the Agent and agreed to by the Borrower, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two (2) Euro-Dollar Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) Euro-Dollar Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;
provided that: (i) to the extent a comparable successor rate is approved by the Agent, and agreed to by the Borrower, in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent and (ii) if the Euro-Dollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Interest Expense” means the consolidated interest expense (including the amortization of debt discount and premium, the interest component under Capitalized Leases and the implied interest component under synthetic leases, tax retention operating leases, off‑balance sheet loans or similar off‑balance sheet financing products) of the Borrower and its Subsidiaries, as determined in accordance with GAAP.
“Interest Period” means, subject to the conditions set forth below:
(i)    with respect to each Euro-Dollar Rate Loan, the period commencing on the Funding Date specified in the related Notice of Borrowing or Notice of Conversion/Continuation and ending (subject to availability to all Tranche A Lenders or all Tranche B Lenders, as applicable) one, two, three or six months thereafter, as the Borrower may elect, as applicable;
(ii)    with respect to any Bid Loan, the period commencing on the Funding Date specified in the related Bid Loan Quote Request and ending on any Business Day not less than seven and not more than 30 days thereafter, as the Borrower may request as provided in Section 2.2(b)(i); and
(iii)    with respect to any CDOR Rate Loan, the period commencing on the Funding Date specified in the related Notice of Borrowing or Notice of Conversion/Continuation and ending (subject to availability to all Tranche B Lenders) one, two, three or six months thereafter, as the Borrower may elect, as applicable.
Notwithstanding the foregoing: (a) if a Euro-Dollar Rate Loan or CDOR Rate Loan is continued, the Interest Period applicable to the continued Euro-Dollar Rate Loan or CDOR Rate Loan, as applicable shall commence on the day on which the Interest Period applicable to such Euro-Dollar Rate Loan or CDOR Rate Loan, as applicable, ends; (b) any Interest Period applicable to a Euro-Dollar Rate Loan or CDOR Rate Loan, as applicable, (1) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day or (2) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month; and (c) no Interest Period shall end after the Maturity Date.

“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor of the applicable L/C Issuer and relating to such Letter of Credit.
“L/C Advance” means, with respect to each Tranche A Lender, such Tranche A Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Commitment Percentage. All L/C Advances shall be denominated in Dollars.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Tranche A Revolving Loans. All L/C Borrowings shall be denominated in Dollars.
“L/C Commitment” means, as to each Initial L/C Issuer, its obligation to issue Letters of Credit to the Borrower pursuant to Section 2.19 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite its name on Schedule 2.03, as such amount may be adjusted from time to time in accordance with this Agreement.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means with respect to a particular Letter of Credit, (a) each Initial L/C Issuer in its capacity as issuer of such Letter of Credit, (b) such other Tranche A Lender selected by the Borrower (upon notice to the Agent) from time to time to issue such Letter of Credit (provided that no Tranche A Lender shall be required to become an L/C Issuer pursuant to this subclause (b) without such Tranche A Lender’s consent), or any successor issuer of Letters of Credit hereunder or (c) any Tranche A Lender selected by the Borrower (with the consent of the Agent) to replace a Tranche A Lender who is a Defaulting Lender at the time of such Tranche A Lender’s appointment as an L/C Issuer (provided that no Tranche A Lender shall be required to become an L/C Issuer pursuant to this subclause (c) without such Tranche A Lender’s consent), or any successor issuer of Letters of Credit hereunder.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lead Arranger” means each of MLPF&S, Wells Fargo Securities, LLC and U.S. Bank National Association, in their capacity as joint lead arrangers and joint bookrunners.
“Lender” means each of those banks and other financial institutions identified as such on the signature pages hereto and such other institutions that may become Lenders pursuant to Section 9.6(b) or Section 2.18 and, as the context requires, the Swing Line Lender and/or each L/C Issuer. The term “Lender” shall include the Tranche A Lenders and/or the Tranche B Lenders, as applicable.

“Lender Party” means each of the Lenders, the Agent, the Syndication Agents and the documentation agent and managing agent identified on the cover page hereto.
“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, however, that any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft and any other required documents. Letters of Credit shall be issued in Dollars.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the applicable L/C Issuer.
“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.19(h).
“Letter of Credit Report” means a report substantially in the form of Exhibit 2.19(l) or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent).
“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Tranche A Revolving Committed Amount and (b) $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Tranche A Revolving Committed Amount.
“Leverage Ratio” is defined in Section 6.3.
“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Agent from time to time).
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Agent determines in consultation with the Borrower). For the avoidance of doubt, such LIBOR Successor Rate Conforming Changes shall not include a change to the Applicable Margin or any Facility Fee unless expressly agreed by Borrower.
“Lien” means any lien, mortgage, pledge, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) and any agreement to give any lien, mortgage, pledge, security interest, charge, or other encumbrance of any kind.
“Lineal Descendants” means the individuals listed on Schedule 1.1(b) hereto and the spouse and lineal descendants of any such individual.
“Loan” means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Tranche A Revolving Loan, a Tranche B Revolving Loan or a Swing Line Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to Section 2.21 and any other agreement, instrument or other writing executed or delivered by the Borrower in connection herewith, and all amendments, exhibits and schedules to any of the foregoing.
“Margin Regulations” means Regulations T, U and X of the Federal Reserve Board, as amended from time to time, or any successor regulations.
“Margin Stock” means “margin stock” as defined in the Margin Regulations.
“Material Adverse Effect” or “Material Adverse Change” means (i) a material adverse effect on or (ii) a material adverse change in, as the case may be, any one or more of the following: (A) the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (B) the ability of the Borrower to perform its obligations under any Loan Document to which it is a party or (C) the actual material rights and remedies of any Lender Party under any Loan Document.
“Material Contractual Obligation” means a Contractual Obligation, the violation of which could reasonably be expected to have a Material Adverse Effect.
“Material Subsidiary” means each “Significant Subsidiary” of the Borrower within the meaning of Regulation S-X of the Securities Exchange Act of 1934.
“Maturity Date” means September 26, 2023, subject to the extension thereof pursuant to Section 2.23; provided, however, that the Maturity Date of any Lender that is a Non-Extending Lender to any requested extension pursuant to Section 2.23 shall be the Maturity Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement; provided, further, that, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.
“MLPF&S” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker dealer wholly owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in its capacity as joint lead arranger and joint bookrunner.
“Moody’s” means Moody’s Investors Service, Inc. and any successor or assignee of the business of such company in the business of rating debt.
“Mortgages” means mortgages, deeds of trust or deeds to secure debt that purport to grant to a Person a security interest in the fee interests and/or leasehold interests of the Borrower or any Subsidiary in any real property.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA.
“Net Income” means, for any period with respect to the Borrower and its consolidated Subsidiaries, net income (or net loss), excluding the effect of extraordinary or other non-recurring gains and losses, as determined in accordance with GAAP.
“Non-Consenting Lender” is defined in Section 9.19.
“Non-Extending Lender” is defined in Section 2.23(b).

“Note” means a Tranche A Revolving Loan Note, Tranche B Revolving Loan Note, Bid Loan Note or Swing Line Note.
“Notice of Borrowing” is defined in Section 2.1(c)(i).
“Notice of Conversion/Continuation” is defined in Section 2.4(b)(ii).
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit 2.8(c) or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer.
“Notice of Responsible Officers” is defined in Section 2.1(c)(iii).
“Obligations” means all present and future obligations and liabilities of the Borrower of every type and description arising under or in connection with the Loan Documents due or to become due to the Lender Parties or any Person entitled to indemnification under the Loan Documents, or any of their respective successors, transferees or assigns, whether for principal, interest, Fees, expenses, indemnities or other amounts (including attorneys’ fees and expenses) and whether due or not due, direct or indirect, joint and/or several, absolute or contingent, voluntary, or involuntary, liquidated or unliquidated, determined or undetermined, and whether now or hereafter existing, renewed or restructured.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Canadian Dollars, the rate of interest per annum at which overnight deposits in Canadian Dollars, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for Canadian Dollars to major banks in such interbank market.
“Participant” is defined in Section 9.6(d).
“Participant Register” is defined in Section 9.6(d).
“PBGC” means the Pension Benefit Guaranty Corporation, as defined in Title IV of ERISA, or any successor.
“Permitted Liens” means, with respect to any asset, the Liens (if any) permitted to exist on such asset in accordance with Section 6.1.
“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.
“Plan” means, at any time, any employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 430 of the Code and that is either (i) maintained by the Borrower or any member of a Controlled Group for employees of the Borrower or such Controlled Group or was formerly so maintained and in respect of which the Borrower or any member of the Controlled Group could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated or (ii) maintained for employees of the Borrower or any member of the Controlled Group and at least one Person other than the Borrower and the members of the Controlled Group or was formerly so maintained and in respect of which the Borrower or any member of the Controlled Group could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Platform” is defined in Section 5.1.
“Post-Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, (i) with respect to all Base Rate Loans and any other amounts (other than then outstanding Euro-Dollar Rate Loans and CDOR Rate Loans) owing hereunder not paid when due, a rate per annum equal at all times to the rate otherwise applicable to Base Rate Loans plus 2.00% per annum, and (ii) with respect to each then outstanding Euro‑Dollar Rate Loan and each then outstanding CDOR Rate Loan, a rate per annum equal at all times to the rate otherwise applicable to such Euro‑Dollar Rate Loan or such CDOR Rate Loan, as applicable, plus 2.00% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus 2.00% per annum.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Recipient” means the Agent, any Lender, and any L/C Issuer, as applicable.
“Register” is defined in Section 9.6(c).
“Regulation D” means Regulation D of the Federal Reserve Board, as amended from time to time.
“Regulatory Change” means (i) the adoption or becoming effective after the date hereof of any treaty, law, rule or regulation, (ii) any change in any such treaty, law, rule or regulation (including Regulation D), or any change in the administration or enforcement thereof, by any Governmental Authority, central bank or other monetary authority charged with the interpretation or administration thereof, in each case after the date hereof, or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Rent Expense” means the consolidated rent expense of the Borrower and its Subsidiaries, as determined in accordance with GAAP.
“Required Lenders” means Lenders having more than 50% of the Revolving Commitments or, if the Revolving Commitments have terminated, Lenders holding more than 50% of the aggregate unpaid principal amount of the Loans, L/C Obligations and (without duplication) participations therein. The Revolving Commitments of, and the outstanding Loans, L/C Obligations and (without duplication) participations therein held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders for as long as such Lender is a Defaulting Lender.

“Responsible Officer” is defined in Section 2.1(c)(iii).
“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any Capital Stock of the Borrower or any Subsidiary now or hereafter outstanding, except (a) a dividend or other distribution payable solely in shares or equivalents of Capital Stock of the same class as the Capital Stock on account of which the dividend or distribution is being paid or made and (b) the issuance of equity interests upon the exercise of outstanding warrants, options or other rights, or (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of the Borrower or any Subsidiary now or hereafter outstanding.
“Revaluation Date” means with respect to any Tranche B Revolving Loan denominated in Canadian Dollars, each of the following: (a) each date of a Borrowing of a CDOR Rate Loan, (b) each date of a continuation of a CDOR Rate Loan pursuant to Section 2.4, and (c) such additional dates as the Agent shall determine or the Tranche B Required Lenders shall require.
“Revolving Commitment” means the Tranche A Revolving Commitments and/or the Tranche B Revolving Commitments, as applicable.
“Revolving Commitment Percentage” means, with respect to any Lender at any time (a) with respect to such Tranche A Lender’s Tranche A Revolving Commitment, the percentage identified on Schedule 1.1(c) opposite such Lender’s name or as set forth in the Assignment and Assumption or in any other documentation described in Section 2.18 pursuant to which such Tranche A Lender becomes a party hereto, in each case, as such percentage may be modified in accordance with the terms hereof; provided that the Revolving Commitment Percentage of such Tranche A Lender shall be subject to adjustment as provided in Section 2.22 and (b) with respect to such Tranche B Lender’s Tranche B Revolving Commitment, the percentage identified on Schedule 1.1(c) opposite such Lender’s name or as set forth in the Assignment and Assumption, in each case, as such percentage may be modified in accordance with the terms hereof; provided that the Revolving Commitment Percentage of such Tranche B Lender shall be subject to adjustment as provided in Section 2.22
“Revolving Commitment Termination Date” is defined in Section 2.7(a).
“Revolving Committed Amount” means the Tranche A Revolving Committed Amount and/or the Tranche B Revolving Committed Amount, as applicable.
“Revolving Loans” means the Tranche A Revolving Loans and/or the Tranche B Revolving Loans, as applicable.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor or assignee of the business of such division in the business of rating debt.
“Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Borrower or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Canadian Dollars, same day or other funds as may be determined by the Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in Canadian Dollars.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“SEC” means the United States Securities and Exchange Commission, and any successor thereto.
“Senior Officer” means, with respect to the Borrower, a co-president; the chief financial officer; or the chief accounting officer of the Borrower.
“Solvent” and “Solvency” mean, with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is about to engage, (iv) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Spot Rate” for Canadian Dollars means the rate determined by the Agent to be the rate quoted by the Agent as the spot rate for the purchase by such Person of Canadian Dollars with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Agent may obtain such spot rate from another financial institution designated by the Agent if the Agent does not have as of the date of determination a spot buying rate for Canadian Dollars.
“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the Voting Stock is at the time directly or indirectly owned by such first Person. Unless otherwise indicated, “Subsidiary” refers to a Subsidiary of the Borrower.
“Swing Line Commitment” means, as to the Swing Line Lender, its obligation to make Swing Line Loans pursuant to Section 2.20 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite the Swing Line Lender’s name on Schedule 2.20, as such amount may be adjusted from time to time in accordance with this Agreement.
“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.20(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.20(b), which, if in writing, shall be substantially in the form of Exhibit 2.20 or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent).
“Swing Line Note” means a Swing Line Note made by the Borrower, in substantially in the form of Exhibit 2.5(a)(iv), payable to the Swing Line Lender, evidencing the obligation of the Borrower to repay the Swing Line Loans made by the Swing Line Lender and includes any Swing Line Note issued in exchange or substitution therefor.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $75,000,000 and (b) the Tranche A Revolving Committed Amount. The Swing Line Sublimit is part of, and not in addition to, the Tranche A Revolving Committed Amount.
“Syndication Agents” means Wells Fargo Bank, National Association and U.S. Bank National Association, or any successors thereto.
“Taxes” means any income, stamp, excise, property and other taxes, charges, fees, levies, duties, imposts, withholdings or other assessments, together with any interest and penalties, additions to tax and additional amounts imposed by any federal, state, local or foreign taxing authority upon any Person.
“Tranche A Lender” means each Lender with a Tranche A Revolving Commitment.
“Tranche A Required Lenders” means Tranche A Lenders having more than 50% of the Tranche A Revolving Commitments or, if the Tranche A Revolving Commitments have terminated, Tranche A Lenders holding more than 50% of the aggregate unpaid principal amount of the Tranche A Revolving Loans, Swing Line Loans, L/C Obligations and (without duplication) participations therein. The Tranche A Revolving Commitments of, and the outstanding Tranche A Revolving Loans, Swing Line Loans, L/C Obligations and (without duplication) participations therein held by, any Defaulting Lender shall be excluded for purposes of making a determination of Tranche A Required Lenders for as long as such Tranche A Lender is a Defaulting Lender.
“Tranche A Revolving Commitment” means, with respect to each Tranche A Lender, its obligation to (a) make Tranche A Revolving Loans to the Borrower pursuant to Section 2.1(a)(i), (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth for such Tranche A Lender on Schedule 1.1(c) or as set forth in the Assignment and Assumption or in any other documentation described in Section 2.18 pursuant to which such Tranche A Lender becomes a party hereto, in each case, as modified or terminated from time to time pursuant to the terms hereof.
“Tranche A Revolving Committed Amount” means FIVE HUNDRED FIFTY MILLION DOLLARS ($550,000,000), as such amount may be reduced in accordance with Section 2.7 or increased in accordance with Section 2.18.
“Tranche A Revolving Credit Exposure” means, as to any Tranche A Lender at any time, the aggregate principal amount at such time of its Tranche A Revolving Loans and such Tranche A Lender’s participation in Letters of Credit and Swing Line Loans at such time.
“Tranche A Revolving Loan Note” means a Tranche A Revolving Loan Note made by the Borrower, in substantially in the form of Exhibit 2.5(a)(i), payable to a Tranche A Lender, evidencing the obligation of the Borrower to repay the Tranche A Revolving Loans made by such Tranche A Lender and includes any Tranche A Revolving Loan Note issued in exchange or substitution therefor.

“Tranche A Revolving Loans” is defined in Section 2.1(a)(i).
“Tranche B Lender” means each Lender with a Tranche B Revolving Commitment.
“Tranche B Required Lenders” means Tranche B Lenders having more than 50% of the Tranche B Revolving Commitments or, if the Tranche B Revolving Commitments have terminated, Tranche B Lenders holding more than 50% of the aggregate unpaid principal amount of the Tranche B Revolving Loans. The Tranche B Revolving Commitments of, and the outstanding Tranche B Revolving Loans held by, any Defaulting Lender shall be excluded for purposes of making a determination of Tranche B Required Lenders for as long as such Tranche B Lender is a Defaulting Lender.
“Tranche B Revolving Commitment” means, with respect to each Tranche B Lender, its obligation to (a) make Tranche B Revolving Loans to the Borrower pursuant to Section 2.1(a)(ii), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth for such Tranche B Lender on Schedule 1.1(c) or as set forth in the Assignment and Assumption, in each case, as modified or terminated from time to time pursuant to the terms hereof.
“Tranche B Revolving Committed Amount” means TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000), as such amount may be reduced in accordance with Section 2.7.
“Tranche B Revolving Loan Note” means a Tranche B Revolving Loan Note made by the Borrower, in substantially in the form of Exhibit 2.5(a)(ii), payable to a Tranche B Lender, evidencing the obligation of the Borrower to repay the Tranche B Revolving Loans made by such Tranche B Lender and includes any Tranche B Revolving Loan Note issued in exchange or substitution therefor.
“Tranche B Revolving Loans” is defined in Section 2.1(a)(ii).
“Type” means, with respect to any Loan, its character as a Base Rate Loan, Euro-Dollar Rate Loan or CDOR Rate Loan.
“UCP” means the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce.
“Unreimbursed Amount” has the meaning specified in Section 2.19(c)(i).
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.16(d)(ii)(B)(III).
“Voting Stock” means Capital Stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such a contingency.
“Wholly‑Owned” means, with respect to any Subsidiary, that all the Capital Stock (except for directors’ qualifying shares) of such Subsidiary are directly or indirectly owned by the Borrower.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2    Related Matters.
(a)    Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, the singular includes the plural, the part includes the whole, “including” is not limiting, and “or” has the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “hereto,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole (including the Preamble, the Recitals, the Schedules and the Exhibits) and not to any particular provision of this Agreement. References in this Agreement to “Articles,” “Sections,” “Subsections,” “Exhibits,” “Schedules,” “Recitals” and “Preambles” are to this Agreement unless otherwise specified. References in this Agreement to any agreement, other document or law “as amended” or “as amended from time to time,” or to amendments of any document or law, shall include any amendments, supplements, replacements, renewals, waivers or other modifications. References in this Agreement to any law (or any part thereof) include any rules and regulations promulgated thereunder (or with respect to such part) by the relevant Governmental Authority, as amended from time to time.
(b)    Determinations. Any determination or calculation contemplated by this Agreement that is made by any Lender Party in good faith and reasonably shall be final and conclusive and binding upon the Borrower and, in the case of determinations by the Agent, also the other Lender Parties, in the absence of manifest error. All consents and other actions of any Lender Party contemplated by this Agreement may be given, taken, withheld or not taken in such Lender Party’s discretion (whether or not so expressed), except as otherwise expressly provided herein.
(c)    Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a material change in the resulting financial covenants, standards or terms in this Agreement, then the Borrower and the Lender Parties agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as they would be if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC or any regulator of financial institutions or financial institution holding companies. For purposes of determining compliance with any covenant contained herein, whether a lease constitutes a capitalized lease, and whether obligations arising under such lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense in such lessee’s financial statements, shall be determined in accordance with GAAP as in effect on February 3, 2018 notwithstanding any modification or interpretive change occurring thereafter.

(d)    Governing Law and Submission to Jurisdiction.
(i)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS (OTHER THAN THE RULES REGARDING CONFLICTS OF LAWS) OF THE STATE OF NEW YORK.
(ii)    THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER IN THE COURTS OF THE STATE OF WASHINGTON.
(e)    Headings. The Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction hereof.
(f)    Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, which shall not affect any other provisions hereof or the validity, legality or enforceability of such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 1.2(f), if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by the Bankruptcy Code or any similar Applicable Law, as determined in good faith by the Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
(g)    Time.     All references to time herein shall be references to Pacific Standard Time or Pacific Daylight Time, as the case may be, unless specified otherwise.
Section 1.3    Letter of Credit Amounts.
Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.4    Exchange Rates; Currency Equivalents.
(a)    The Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Tranche B Revolving Loans denominated in Canadian Dollars. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of Canadian Dollars for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Agent.
(b)    Wherever in this Agreement in connection with a Borrowing, continuation or prepayment of a CDOR Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such CDOR Rate Loan is denominated in Canadian Dollars, such amount shall be the Canadian Dollar Equivalent of such Dollar amount (rounded to the nearest unit of Canadian Dollars, with 0.5 of a unit being rounded upward), as determined by the Agent.
ARTICLE 2

AMOUNTS AND TERMS OF THE CREDIT FACILITIES
Section 2.1    Revolving Loans.
(a)    General Terms.
(i)    Each Tranche A Lender severally agrees, upon the terms and subject to the conditions set forth in this Agreement, at any time from and after the Closing Date until the Business Day next preceding the Revolving Commitment Termination Date, to make revolving loans in Dollars (each a “Tranche A Revolving Loan”) to the Borrower; provided that (A) the sum of all Tranche A Revolving Loans outstanding plus all Bid Loans outstanding plus all L/C Obligations outstanding plus all Swing Line Loans outstanding shall not exceed the Tranche A Revolving Committed Amount and (B) with respect to each individual Tranche A Lender, such Tranche A Lender’s pro rata share of outstanding Tranche A Revolving Loans plus such Tranche A Lender’s pro rata share of outstanding L/C Obligations plus such Tranche A Lender’s pro rata share of outstanding Swing Line Loans shall not exceed such Tranche A Lender’s Revolving Commitment Percentage of the Tranche A Revolving Committed Amount.
(ii)    Each Tranche B Lender severally agrees, upon the terms and subject to the conditions set forth in this Agreement, at any time from and after the Closing Date until the Business Day next preceding the Revolving Commitment Termination Date, to make revolving loans in Dollars or Canadian Dollars (each a “Tranche B Revolving Loan”) to the Borrower; provided that (A) the sum of all Tranche B Revolving Loans outstanding shall not exceed the Tranche B Revolving Committed Amount and (B) with respect to each individual Tranche B Lender, such Tranche B Lender’s pro rata share of outstanding Tranche B Revolving Loans shall not exceed such Tranche B Lender’s Revolving Commitment Percentage of the Tranche B Revolving Committed Amount.

(iii)    Revolving Loans may be voluntarily prepaid pursuant to Section 2.8(c) and, subject to the provisions of this Agreement, any amounts so prepaid or otherwise repaid in accordance with their terms may be re‑borrowed, up to the amount available under this Section 2.1 at the time of such reborrowing.
(b)    Type of Loans and Amounts.
(i)    Loans made under this Section 2.1 that are denominated in Dollars may be Base Rate Loans or Euro‑Dollar Rate Loans, subject, however, to Sections 2.4(c) and 2.12. Loans made under this Section 2.1 that are denominated in Canadian Dollars shall be CDOR Rate Loans, subject, however, to Sections 2.4(c) and 2.12.
(ii)    Except as provided in Sections 2.19(c) and 2.20(c), each Borrowing of Revolving Loans shall be in a minimum aggregate amount of $1,000,000 and integral multiples of $100,000 in excess thereof, in the case of a Borrowing of Base Rate Loans, or a minimum aggregate amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof, in the case of a Borrowing of Euro‑Dollar Rate Loans and CDOR Rate Loans.
(c)    Notice of Borrowing.
(i)    When the Borrower desires to borrow Revolving Loans pursuant to this Section 2.1, it shall provide irrevocable notice to the Agent, which may be given by (x) telephone or (y) a Notice of Borrowing substantially in the form of Exhibit 2.1(c) or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), duly completed and executed by a Responsible Officer (a “Notice of Borrowing”); provided that any telephonic notice to the Agent must be confirmed promptly by delivery to the Agent of a Notice of Borrowing. Each such Notice of Borrowing (or telephonic notice) must be received by (A) no later than 10:00 a.m. on the proposed Funding Date, in the case of a Borrowing of Base Rate Loans, (B) no later than 10:00 a.m. at least three Euro‑Dollar Business Days before the proposed Funding Date, in the case of a Borrowing of Euro‑Dollar Rate Loans or (C) no later than 10:00 a.m. at least three CDOR Business Days before the proposed Funding Date, in the case of a Borrowing of CDOR Rate Loans.
(ii)    No Lender Party shall incur any liability to the Borrower or the other Lender Parties in acting upon any telephonic notice that such Lender Party believes to have been given by a Responsible Officer or for otherwise acting in good faith under this Section 2.1 and in making any Loan in accordance with this Agreement pursuant to any telephonic notice and, upon funding of Revolving Loans by any Lender in accordance with this Agreement pursuant to any such telephonic notice, the Borrower shall have effected Revolving Loans hereunder.
(iii)    The Borrower shall notify the Agent of the names of its officers and employees authorized to request and take other actions with respect to Loans and Letters of Credit on behalf of the Borrower (each a “Responsible Officer”) by providing the Agent with a Notice of Responsible Officers substantially in the form of Exhibit 2.1(c)(iii) duly completed and executed by a Senior Officer (a “Notice of Responsible Officers”) or by designating such Responsible Officers in or pursuant to an agreement between the Borrower and the Agent. The Agent shall be entitled to rely conclusively on a Responsible Officer’s authority to request and take other actions with respect to Loans and Letters of Credit on behalf of the Borrower until the Agent receives a new Notice of Responsible Officers that no longer designates such Person as a Responsible Officer.

(iv)    Any Notice of Borrowing (or telephonic notice) delivered pursuant to this Section 2.1 shall be irrevocable and, subject to Section 2.12(a), the Borrower shall be bound to make a Borrowing in accordance therewith.
(v)    The Agent shall promptly notify each Tranche A Lender and/or each Tranche B Lender, as applicable, of the contents of any Notice of Borrowing (or telephonic notice) received by it, and such Lender’s pro rata portion of the Borrowing requested. Prior to 11:00 a.m. on the date specified in such notice as the Funding Date, each Tranche A Lender or Tranche B Lender, as applicable, subject to the terms and conditions hereof, shall make its pro rata portion of the Borrowing available, in the applicable currency and in Same Day Funds, to the Agent at the Agent’s Account.
(d)    Funding. Not later than 1:00 p.m. on the applicable Funding Date or such later time as may be agreed to by the Borrower and the Agent, and subject to and upon satisfaction of the applicable conditions set forth in Article 3 as determined by the Agent, the Agent shall, upon receipt of the proceeds of the requested Loans, make such proceeds available to the Borrower in the applicable currency in Same Day Funds in the Borrower Account; provided, however, that if, on the date of a Borrowing of Tranche A Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Borrower as provided above.
(e)    Several Obligations; Funding by Lenders; Presumption by Agent. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans, if applicable, and to make payments pursuant to Section 9.2(b) are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any such participation, if applicable, or to make any payment under Section 9.2(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 9.2(b). Unless the Agent shall have received notice from a Lender prior to the proposed date of any borrowing of Euro-Dollar Rate Loans or CDOR Rate Loans (or, in the case of any borrowing of Base Rate Loans, prior to 11:00 a.m. on the date of such borrowing) that such Lender will not make available to the Agent such Lender’s share of such Revolving Loan, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1(c) (or, in the case of a borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.1(c)) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Agent, then the applicable Lender agrees to pay to the Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent at the Overnight Rate. If such Lender has not paid such amount to the Agent within two Business Days following the Agent’s demand therefor, then the Borrower agrees to pay to the Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent at the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Revolving Loan to the Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent. A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.

Section 2.2    Bid Loans.
(a)    General Terms. At any time prior to the Business Day immediately preceding the Revolving Commitment Termination Date, the Borrower may request the Tranche A Lenders to make offers to make bid loans to the Borrower (each a “Bid Loan”); provided that (i) the sum of all Bid Loans outstanding plus all Tranche A Revolving Loans outstanding plus all Swing Line Loans outstanding plus all L/C Obligations outstanding shall not exceed the Tranche A Revolving Committed Amount; (ii) the aggregate amount of Bid Loans requested for any Funding Date and with the same Interest Period (each a “Bid Loan Borrowing”) shall be at least $2,000,000 and in integral multiples of $1,000,000 in excess thereof; and (iii) all Interest Periods applicable to Bid Loans shall be subject to Section 2.4(c). The Tranche A Lenders may, but shall have no obligation to, make such offers, and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.2.
(b)    Bid Loan Procedures.
(i)    When the Borrower wishes to request offers to make Bid Loans, it shall provide telephonic notice to the Agent (which shall promptly notify the Tranche A Lenders) followed promptly by written notice substantially in the form of Exhibit 2.2(b)(i), or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), duly completed and executed by a Responsible Officer (a “Bid Loan Quote Request”), so as to be received no later than 10:00 a.m. on the second Business Day before the proposed Funding Date (or such other time and date as the Borrower and the Agent, with the consent of the Tranche A Required Lenders, may agree). Subject to Section 2.4(c), the Borrower may request offers for up to three different Bid Loan Borrowings in a single Bid Loan Quote Request, in which case such Bid Loan Quote Request shall be deemed a separate Bid Loan Quote Request for each such Borrowing. Except as otherwise provided in this Section 2.2, no Bid Loan Quote Request shall be given within five Business Days (or such other number of days as the Borrower and the Agent, with the consent of the Tranche A Required Lenders, may agree) of any other Bid Loan Quote Request.
(ii)    Each Tranche A Lender may, but shall not be obligated to, in response to any Bid Loan Quote Request submit one or more written quotes substantially in the form of Exhibit 2.2(b)(ii), or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), duly completed (each a “Bid Loan Quote”), each containing an offer to make a Bid Loan for the Interest Period requested and setting forth the Absolute Rate to be applicable to the Bid Loan; provided that (A) a Tranche A Lender may make a single submission containing one or more Bid Loan Quotes in response to several Bid Loan Quote Requests given at the same time; and (B) the principal amount of the Bid Loan for which each such offer is being made shall be at least $2,000,000 and multiples of $1,000,000 in excess thereof; provided that the aggregate principal amount of all Bid Loans for which a Tranche A Lender submits Bid Loan Quotes (1) may be greater or less than the Revolving Commitment of such Tranche A Lender but (2) may not exceed the principal amount of the Bid Loan Borrowing for which offers were requested. Each Bid Loan Quote by a Tranche A Lender other than the Agent must be submitted to the Agent by fax not later than 8:00 a.m. on the Funding Date (or such other time and date as the Borrower and the Agent, with the consent of the Tranche A Required Lenders, may agree); provided that any Bid Loan Quote may be submitted by the Agent, in its capacity as a Tranche A Lender, only if the Agent notifies the Borrower of the terms of the offer contained therein not later than 7:45 a.m. on the Funding Date. Subject to Sections 3 and 7.2, any Bid Loan Quote so made shall be irrevocable except with the consent of the Agent given on the instructions of the Borrower. Unless otherwise agreed by the Agent and the Borrower, no Bid Loan Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Bid Loan Quote Request and, in particular, no Bid Loan Quote may be conditioned upon acceptance by the Borrower of all (or some specified minimum) of the principal amount of the Bid Loan for which such Bid Loan Quote is being made.
(iii)    The Agent shall, as promptly as practicable after any Bid Loan Quote is submitted (but in any event not later than 8:30 a.m. on the Funding Date, or 7:45 a.m. on the Funding Date with respect to any Bid Loan Quote submitted by the Agent, in its capacity as a Tranche A Lender), notify the Borrower of the terms (A) of any Bid Loan Quote submitted by a Tranche A Lender that is in accordance with Section 2.2(b)(ii) and (B) of any Bid Loan Quote that amends, modifies or is otherwise inconsistent with a previous Bid Loan Quote submitted by such Tranche A Lender with respect to the same Bid Loan Quote Request. Any subsequent Bid Loan Quote shall be disregarded by the Agent unless the subsequent Bid Loan Quote is submitted solely to correct a manifest error in a former Bid Loan Quote. The Agent’s notice to the Borrower shall specify (1) the aggregate principal amount of the Bid Loan Borrowing for which offers have been received and (2) (A) the respective principal amounts and (B) the rates of interest (which shall be expressed as an absolute number and not in terms of a specified margin over the quoting Tranche A Lender’s cost of funds) (the “Absolute Rate”) so offered by each Tranche A Lender (identifying the Tranche A Lender that made each such Bid Loan Quote).
(iv)    Not later than 9:00 a.m. on the Funding Date (or such other time and date as the Borrower and the Agent, with the consent of each Tranche A Lender that has submitted a Bid Loan Quote may agree), the Borrower shall notify the Agent of its acceptance or nonacceptance of the offers so notified to it pursuant to Section 2.2(b)(iii) (and the failure of the Borrower to give such notice by such time shall constitute nonacceptance), and the Agent shall promptly notify each affected Tranche A Lender. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Bid Loan Quote in whole or in part; provided that (A) any Bid Loan Quote accepted in part shall be at least $1,000,000 and multiples of $1,000,000 in excess thereof; (B) the aggregate principal amount of each Bid Loan Borrowing may not exceed the applicable amount set forth in the related Bid Loan Quote Request; (C) the aggregate principal amount of each Bid Loan Borrowing shall be at least $2,000,000 and multiples of $1,000,000 and shall not cause the limits specified in Section 2.2(a) to be violated; (D) acceptance of offers may be made only in ascending order of Absolute Rates, beginning with the lowest rate so offered; and (E) the Borrower may not accept any offer where the Agent has advised the Borrower that such offer fails to comply with Section 2.2(b)(ii) or otherwise fails to comply with the requirements of this Agreement (including Section 2.2(a)). If offers are made by two or more Tranche A Lenders with the same Absolute Rates for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Bid Loans in respect of which such offers are accepted shall be allocated by the Borrower among such Tranche A Lenders as nearly as possible (in amounts of at least $1,000,000 and multiples of $500,000 in excess thereof) in proportion to the aggregate principal amount of such offers. Determinations by the Borrower of the amounts of Bid Loans shall be conclusive in the absence of manifest error. Notwithstanding anything else contained herein, the Borrower shall have no obligation to accept any Bid Loan Quote by a Defaulting Lender.

(v)    Subject to the terms set forth in this Agreement, any Tranche A Lender whose offer to make any Bid Loan has been accepted shall, prior to 10:00 a.m. on the date specified for the making of such Loan, make the amount of such Loan available to the Agent at the Agent’s Account in Same Day Funds, for the account of the Borrower. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower on or before 11:00 a.m. on such date by depositing the same, in Same Day Funds, in the Borrower Account.
Section 2.3    Use of Proceeds.
The proceeds of the Loans shall be used by the Borrower only for working capital, capital expenditures and other lawful general corporate purposes of the Borrower and its Subsidiaries, including loans made by the Borrower to its Subsidiaries. No part of the proceeds of the Loans shall be used directly or indirectly for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock or maintaining or extending credit to others for such purpose or for any other purpose that otherwise violates the Margin Regulations. Notwithstanding the foregoing, the proceeds of the Loans shall not be used to finance any acquisition of all or substantially all of the Capital Stock of another Person unless the board of directors (or other comparable governing body) of such Person has duly approved such acquisition.
Section 2.4    Interest; Interest Periods; Conversion/Continuation.
(a)    Interest Rate and Payment.
(i)    Each Loan shall bear interest on the unpaid principal amount thereof, from and including the date of the making of such Loan to and excluding the due date or the date of any repayment thereof, at the following rates per annum: (A) for so long as and to the extent that such Loan is a Base Rate Loan, at the Base Rate plus the Applicable Margin; (B) for so long as and to the extent that such Loan is a Euro-Dollar Rate Loan, at the Euro-Dollar Rate for each Interest Period applicable thereto plus the Applicable Margin; (C) if such Loan is a Bid Loan, at the Absolute Rate quoted by the Tranche A Lender making such Bid Loan pursuant to Section 2.2(b)(ii); (D) if such Loan is a Swing Line Loan, at the Base Rate plus the Applicable Margin for Base Rate Loans and (E) if such Loan is a CDOR Rate Loan, at the CDOR Rate for each Interest Period applicable thereto plus the Applicable Margin. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.

(ii)    Notwithstanding the foregoing provisions of this Section 2.4(a), (A) during the existence of an Event of Default pursuant to Section 7.1(a)(i), such overdue principal shall bear interest at a rate per annum equal to the Post-Default Rate, without notice or demand of any kind and (B) during the existence of any Event of Default (other than pursuant to Section 7.1(a)(i)), any principal, overdue interest or other amount payable under this Agreement and the other Loan Documents shall, at the request of the Required Lenders, bear interest at a rate per annum equal to the Post-Default Rate.
(iii)    Accrued interest shall be payable in arrears (A) in the case of a Base Rate Loan (including a Swing Line Loan), on the last Business Day of each month; (B) in the case of a Euro-Dollar Rate Loan or a CDOR Rate Loan, on the last day of each Interest Period applicable thereto; provided that if the Interest Period applicable to a Euro-Dollar Rate Loan or CDOR Rate Loan is longer than three months, interest also shall be payable on the last day of the third month of such Interest Period; (C) in the case of a Bid Loan, on the last day of the Interest Period applicable thereto; and (D) in the case of any Loan, when the Loan shall become due, whether by reason of maturity, mandatory prepayment, acceleration or otherwise. The Agent shall provide a billing to the Borrower setting forth the amount of interest payable in sufficient time for the Borrower to make timely payments of the correct amount without incurring any penalty or interest at the Post-Default Rate.
(b)    Conversion or Continuation of Revolving Loans.
(i)    Subject to this Section 2.4(b) and Sections 2.4(c) and 2.14, the Borrower shall have the option (A) at any time, to convert all or any part of its outstanding Base Rate Loans to Euro‑Dollar Rate Loans, and (B) on the last day of the Interest Period applicable thereto, to (1) convert all or any part of its outstanding Euro‑Dollar Rate Loans to Base Rate Loans, (2) to continue all or any part of its Euro‑Dollar Rate Loans as Loans of the same Type or (3) to continue all or any part of its CDOR Rate Loans as Loans of the same Type; provided that, in the case of clause (A), (B) (2) or (B) (3), there does not exist a Default or an Event of Default at such time. If a Default or an Event of Default shall exist upon the expiration of the Interest Period applicable to any Euro‑Dollar Rate Loan, such Euro‑Dollar Rate Loan automatically shall be converted into a Base Rate Loan. If a Default or an Event of Default shall exist upon the expiration of an Interest Period applicable to any CDOR Rate Loan, such CDOR Rate Loan shall be continued as a CDOR Rate Loan with an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted from one Type of Loan to another. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.
(ii)    If the Borrower elects to convert or continue a Revolving Loan under this Section 2.4(b), it shall provide irrevocable notice to the Agent (which shall promptly notify the Tranche A Lenders or Tranche B Lenders, as applicable), which may be given by (x) telephone or (y) a Notice of Conversion/Continuation substantially in the form of Exhibit 2.4(b)(ii) or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), duly completed and executed by a Responsible Officer (a “Notice of Continuation/Conversion”); provided that any telephonic notice to the Agent must be confirmed promptly by delivery to the Agent of a Notice of Conversion/Continuation. Each such Notice of Conversion/Continuation (or telephonic notice) must be received by (A) not later than 10:00 a.m. at least three Euro‑Dollar Business Days before the proposed conversion or continuation date, if the Borrower proposes to convert into, or to continue, a Euro‑Dollar Rate Loan, (B) not later than 10:00 a.m. at least three CDOR Business Days before the proposed conversion or continuation date, if the Borrower proposes to continue, a CDOR Rate Loan and (C) otherwise not later than 10:00 a.m. on the Business Day next preceding the proposed conversion or continuation date.

(iii)    No Lender Party shall incur any liability to the Borrower or any other Lender Party in acting upon any telephonic notice that such Lender Party believes to have been given by a Responsible Officer or for otherwise acting in good faith under this Section 2.4(b) in converting or continuing any Loan (or a part thereof) pursuant to any telephonic notice.
(iv)    Any Notice of Conversion/Continuation (or telephonic notice) shall be irrevocable and the Borrower shall be bound to convert or continue in accordance therewith. If any request for the conversion or continuation of a Loan is not made in accordance with this Section 2.4(b), or if no notice is so given with respect to a Euro‑Dollar Rate Loan or a CDOR Rate Loan as to which the Interest Period expires, then (A) in the case of a Euro-Dollar Rate Loan, such Euro‑Dollar Rate Loan automatically shall be converted into a Base Rate Loan and (B) in the case of a CDOR Rate Loan, such CDOR Rate Loan shall automatically be continued as a CDOR Rate Loan with an Interest Period of one month.
(v)    Bid Loans may not be continued or converted but instead must be repaid in full at the end of the applicable Interest Period.
(c)    Interest Periods and Minimum Amounts. Notwithstanding anything herein to the contrary, (i) all Interest Periods applicable to Euro-Dollar Rate Loans, CDOR Rate Loans and Bid Loans shall comply with the definition of “Interest Period,” and (ii) there may be no more than ten different Interest Periods for all Euro-Dollar Rate Loans, CDOR Rate Loans and Bid Loans outstanding at any one time. For purposes of the foregoing clause (ii), Interest Periods applicable to Loans of different Types shall constitute different Interest Periods even if they are coterminous.
(d)    Computations. Interest on each Loan and all Fees and other amounts payable hereunder or under the other Loan Documents shall be computed on the basis of a 360‑day year or, in the case of interest on Base Rate Loans (including Base Rate Loans determined by reference to the Euro-Dollar Rate), a 365 or 366‑day year, as the case may be, for the actual number of days elapsed including the first day but excluding the last day on which such Loan is outstanding (it being understood and agreed that if a Loan is borrowed and repaid on the same day, one day’s interest shall be payable with respect to such Loan) or, in the case of interest in respect of Loans denominated in Canadian Dollars as to which market practice differs from the foregoing, in accordance with such market practice. Any change in the interest rate on any Loan or other amount resulting from a change in the rate applicable thereto (or any component thereof, including the Applicable Margin) pursuant to the terms hereof shall become effective as of the opening of business on the day on which such change in the applicable rate (or component) shall become effective. Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on all parties for all purposes, in the absence of manifest error.

(e)    Maximum Lawful Rate of Interest. The rate of interest payable on any Loan or other amount shall in no event exceed the maximum rate of non-usurious interest permissible under Applicable Law. If the rate of interest payable on any Loan or other amount is ever reduced as a result of this Section 2.4(e) and at any time thereafter the maximum rate permitted by Applicable Law shall exceed the rate of interest provided for in this Agreement, then the rate provided for in this Agreement shall be increased to the maximum rate provided by Applicable Law for such period as is required so that the total amount of interest received by the Lenders is that which would have been received by the Lenders but for the operation of the first sentence of this Section 2.4(e).
(f)    For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.
Section 2.5    Notes, Etc.
(a)    Loans Evidenced by Notes. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of Tranche A Revolving Loans, be a Tranche A Revolving Loan Note, (ii) in the case of Tranche B Revolving Loans, be a Tranche B Revolving Loan Note, (iii) in the case of the Bid Loans, be a Bid Loan Note and (iv) in the case of Swing Line Loans, be a Swing Line Note. Each Note shall, by its terms, mature in accordance with the provisions of this Agreement applicable to the relevant Loans.
(b)    Notation of Amounts and Maturities, Etc. Each Lender is hereby irrevocably authorized to record on the schedule attached to its Notes (or a continuation thereof) the information contemplated by such schedule. The failure to record, or any error in recording, any such information shall not, however, affect the obligations of the Borrower hereunder or under any Note to repay the principal amount of the Loans evidenced thereby, together with all interest accrued thereon. All such notations shall constitute conclusive evidence of the accuracy of the information so recorded, in the absence of manifest error.
(c)    Participations in Letters of Credit and Swing Line Loans. In addition to the accounts and records referred to in subsection (b), each Tranche A Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Tranche A Lender of participations in Letters of Credit and Swing Line Loans.

Notwithstanding any provision to the contrary contained herein, in the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.
Section 2.6    Fees.
In addition to certain fees described in subsections (h) and (i) of Section 2.19:
(a)    Facility Fee. The Borrower shall pay to the Agent, for the pro rata benefit of the Lenders, a per annum facility fee (the “Facility Fee”) in Dollars equal to the Applicable Margin for the Facility Fee, in effect from time to time, based upon the then Revolving Committed Amount, whether or not used, for each day from and after the Closing Date until the Revolving Commitment Termination Date, subject to adjustment as provided in Section 2.22. The Facility Fee shall be payable quarterly in arrears on the last day of each calendar quarter and on the Revolving Commitment Termination Date. The Agent shall provide a billing to the Borrower setting forth the amount of the Facility Fee payable in sufficient time for the Borrower to make timely payments of the correct amount without incurring any penalty or interest at the Post-Default Rate.
(b)    Other Fees. On the Closing Date and from time to time thereafter as specified in the Agent Fee Letter, the Borrower shall pay to the Agent the fees in Dollars specified in the Agent Fee Letter.
(c)    Fees Non‑Refundable. All Fees shall be fully earned when payable hereunder or under the Agent Fee Letter and shall be non‑refundable.
Section 2.7    Termination and Reduction of Revolving Commitments.
(a)    Automatic Termination. Each Lender’s Revolving Commitment shall terminate without further action on the part of such Lender on the earlier to occur of (i) the Maturity Date, and (ii) the date of complete (but not partial) termination of the Revolving Commitments pursuant to Section 2.7(b) or Section 7.2 (such earlier date being referred to herein as the “Revolving Commitment Termination Date”).
(b)    Voluntary Reductions. Upon not less than five Business Days’ prior written notice to the Agent, the Borrower shall have the right, at any time or from time to time after the Closing Date, to terminate in whole or permanently reduce in part, without premium or penalty, the Tranche A Revolving Committed Amount or the Tranche B Revolving Committed Amount to an amount not less than the then aggregate principal amount of all outstanding Tranche A Revolving Loans or Tranche B Revolving Loans, as applicable; provided, that if, after giving effect to any reduction of the Tranche A Revolving Committed Amount, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Tranche A Revolving Committed Amount, such sublimit shall be automatically reduced by the amount of such excess. Any such termination or partial reduction shall be effective on the date specified in the Borrower’s notice, and any such partial reduction shall be in a minimum amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof.
(c)    Change of Control. If a Change of Control shall occur (a) the Borrower will, within ten days after the occurrence thereof, give the Agent notice thereof and shall describe in reasonable detail the facts and circumstances giving rise thereto and (b) each Lender may, by three Business Days’ notice to the Borrower and the Agent given not later than 90 days after receipt of such notice of Change of Control, terminate its Revolving Commitment, which shall thereupon be terminated, and declare the Notes held by it (together with accrued interest thereon) and any other amounts payable hereunder for its account to be, and such Notes and such other amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 2.8    Repayments and Prepayments.
(a)    Repayment.
(i)    Revolving Loans. The unpaid principal amount of all Revolving Loans, together with accrued but unpaid interest and all other sums owing thereunder shall be due and payable in full on the Revolving Commitment Termination Date.
(ii)    Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Swing Line Loan is made and (ii) the Revolving Commitment Termination Date.
(b)    Excess Revolving Loans.
(i)    If at any time the aggregate principal amount of all outstanding Tranche A Revolving Loans plus all outstanding L/C Obligations plus all outstanding Swing Line Loans plus all outstanding Bid Loans exceeds the Tranche A Revolving Committed Amount, the Borrower shall, not later than the Business Day after the Borrower learns or is notified of the excess, make mandatory prepayments of the Tranche A Revolving Loans and/or Swing Line Loans and/or Cash Collateralize the L/C Obligations as may be necessary so that, after such prepayment, such excess is eliminated.
(ii)    If at any time the aggregate principal amount of all outstanding Tranche B Revolving Loans exceeds the Tranche B Revolving Committed Amount (other than as a result of changes in one or more Spot Rates), the Borrower shall, not later than the Business Day after the Borrower learns or is notified of the excess, make mandatory prepayments of the Tranche B Revolving Loans as may be necessary so that, after such prepayment, such excess is eliminated.
(iii)    If the Agent notifies the Borrower at any time that, as a result of a change in the Spot Rate, the principal amount of all Tranche B Revolving Loans at such time exceeds 105% of the Tranche B Revolving Committed Amount then in effect, the Borrower shall, not later than the Business Day after the Borrower learns or is notified of the excess, make mandatory prepayments of the Tranche B Revolving Loans as may be necessary, so that after such prepayment, such excess is eliminated.
(c)    Optional Prepayments.
(i)    Subject to this Section 2.8(c), the Borrower may, at its option, at any time or from time to time, prepay Revolving Loans in whole or in part, without premium or penalty, provided that (A) any prepayment shall be in an aggregate principal amount of at least $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or, alternatively, the whole amount of Revolving Loans then outstanding) and (B) any prepayment of a Euro-Dollar Rate Loan or a CDOR Rate Loan on a day other than the last day of the Interest Period applicable thereto shall be made together with the amounts payable pursuant to Section 2.14. Bid Loans may not be voluntarily prepaid at any time.

(ii)    If the Borrower elects to prepay a Revolving Loan under this Section 2.8(c), it shall deliver to the Agent a Notice of Loan Prepayment (A) with respect to a Base Rate Loan, not later than 10:00 a.m. on the proposed repayment date or (B) with respect to a Euro-Dollar Rate Loan or a CDOR Rate Loan, not later than 10:00 a.m. at least three Business Days before the proposed prepayment date. Any Notice of Loan Prepayment shall be irrevocable, and the payment amount specified in such notice shall be due and payable on the date specified in such notice, together with interest accrued thereon to such date.
(iii)    The Borrower may, upon delivery to the Swing Line Lender (with a copy to the Agent) of a Notice of Loan Prepayment, at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. Any Notice of Loan Prepayment shall be irrevocable, and the payment amount specified in such notice shall be due and payable on the date specified in such notice, together with interest accrued thereon to such date.
(d)    Payments Set Aside. To the extent the Agent or any Lender receives payment of any amount under the Loan Documents, whether by way of payment by the Borrower, set‑off or otherwise, which payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, other law or equitable cause, in whole or in part, then, to the extent of such payment received, the Obligations or part thereof intended to be satisfied thereby shall be revived and continue in full force and effect.
Section 2.9    Manner of Payment.
(a)    All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided, the Borrower shall make each payment under the Loan Documents to the Agent, in Dollars or Canadian Dollars, as applicable, and in Same Day Funds at the Agent’s Office for the applicable currency, for the account of the Applicable Lending Offices of the Lenders entitled to such payment, by depositing such payment in the Agent’s Account not later than 11:00 a.m., in the case of Loans denominated in Dollars, and not later than the Applicable Time specified by the Agent in the case of Loans denominated in Canadian dollars, in each case, on the due date thereof. Without limiting the generality of the foregoing, the Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Applicable Law from making any required payment hereunder in Canadian Dollars, the Borrower shall make such payment in Dollars in the Dollar Equivalent of Canadian Dollars payment amount. Any payments received (i) after 11:00 a.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Agent in the case of payments in Canadian Dollars, in each case, on any Business Day shall be deemed received on the next succeeding Business Day. Not later than 12:00 Noon on the day such payment is made, the Agent shall deliver to each Lender entitled to such payment, for the account of the Lender’s Applicable Lending Office, in Dollars or Canadian Dollars, as applicable, and in Same Day Funds, such Lender’s share of the payment so made. Delivery shall be made in accordance with the written instructions satisfactory to the Agent from time to time given to the Agent by each Lender.

(b)    Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders entitled to such payment, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Overnight Rate.
(c)    If the Agent shall fail to deliver to any other Lender Party its share of any payment received from the Borrower as and when required by Section 2.9(a), the Agent shall pay to such Lender its share of such payment together with interest on such amount at the Overnight Rate, for each day from the date such amount was required to be paid to such Lender until the date the Agent pays such amount to such Lender.
(d)    Subject to Sections 2.10 and 7.3, all payments made by the Borrower under the Loan Documents shall be applied to the Obligations as the Borrower may direct; provided that if the Borrower does not provide any such direction to the Agent, all amounts paid or received shall be applied, subject to Section 2.10, as the Agent may reasonably deem appropriate.
(e)    Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall instead by made on the next succeeding Business Day (subject to accrual of interest and fees for the period of extension), except that, in the case of Euro-Dollar Rate Loans or CDOR Rate Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the preceding Business Day.
Section 2.10    Pro Rata Treatment.
Except to the extent otherwise expressly provided herein,
(a)    Tranche A Revolving Loans, Tranche B Revolving Loans and participations in Swing Line Loans and L/C Obligations shall be made by the Tranche A Lenders or the Tranche B Lenders, as applicable, pro rata according to their respective Revolving Commitment Percentages.
(b)    Each reduction of the Tranche A Revolving Committed Amount or the Tranche B Revolving Committed Amount and each payment of Tranche A Revolving Loans, Tranche B Revolving Loans, participations in Swing Line Loans and L/C Obligations, interest on Tranche A Revolving Loans, interest on Tranche B Revolving Loans and Facility Fees shall be applied pro rata among the Tranche A Lenders and/or the Tranche B Lenders, as applicable, according to their respective Revolving Commitment Percentages.
(c)    Each payment by the Borrower of principal of Bid Loans made as part of the same Borrowing shall be made and applied for the account of the Tranche A Lenders holding such Bid Loans pro rata according to the respective unpaid principal amount of such Bid Loans owed to such Tranche A Lenders and each payment by the Borrower of interest on Bid Loans shall be made and applied for the account of the Tranche A Lenders holding such Bid Loans pro rata according to the respective accrued but unpaid interest on the Bid Loans owed to such Tranche A Lenders.

Section 2.11    Sharing of Payments.
The Lenders agree among themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any Loan, participations in L/C Obligations or in Swing Line Loans or any other obligation owing to such Lender under this Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans, and if such Lender is a Tranche A Lender, subparticipations in such L/C Obligations and Swing Line Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. Except as otherwise expressly provided in this Agreement, if any Lender or the Agent shall fail to remit to any other Lender an amount payable by such Lender or the Agent to such other Lender pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Lender at a rate per annum equal to the Overnight Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.11 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 2.11 to share in the benefits of any recovery on such secured claim.
Section 2.12    Mandatory Suspension and Conversion of Euro-Dollar Rate Loans or CDOR Rate Loans.
(a)    Euro-Dollar Rate Loans. Each Lender’s obligation to make, continue or convert Loans into Euro-Dollar Rate Loans shall be suspended, all outstanding Euro-Dollar Rate Loans shall be converted into Base Rate Loans (other than Base Rate Loans as to which the interest rate is based on the Euro-Dollar Rate) on the last day of the respective Interest Periods applicable thereto (or, if earlier, in the case of Section 2.12(a)(ii), on the last day that such Lender can lawfully continue to maintain Euro-Dollar Rate Loans) and all pending requests for the making or continuation of, or conversion into, Euro-Dollar Rate Loans shall be considered requests for the making or conversion into Base Rate Loans (other than Base Rate Loans as to which the interest rate is based on the Euro-Dollar Rate) (or, in the case of requests for conversion, disregarded) on the same Funding Date or the end of the currently applicable Interest Period, as applicable, if:
(i)    on or prior to the determination of the interest rate for a Euro-Dollar Rate Loan for any Interest Period, the Agent determines that for any reason appropriate quotations (as referenced in the definition of “Interbank Offered Rate” appearing in Section 1.1) are not available to the Agent in the relevant interbank market for purposes of determining the Euro-Dollar Rate, or a Lender advises the Agent (which shall thereupon notify the Borrower and the other Lenders) that such rate would not accurately reflect the cost to such Lender of making, continuing, or converting a Loan into, a Euro-Dollar Rate Loan for such Interest Period; or

(ii)    after the date hereof, a Lender notifies the Agent (which shall thereupon notify the Borrower and the other Lenders) of its determination that any Regulatory Change makes it unlawful or impossible for such Lender or its Euro-Dollar Lending Office to make or maintain any Euro-Dollar Rate Loan or any Base Rate Loan as to which the interest rate is based on the Euro-Dollar Rate, or to comply with its obligations hereunder in respect thereof; provided, however, that if the Euro-Dollar Lending Office of any affected Lender is other than the affected Lender’s main office, before giving such notice, such affected Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not be otherwise materially disadvantageous to such Lender.
(b)    CDOR Rate Loans. Each Tranche B Lender’s obligation to make or continue CDOR Rate Loans shall be suspended, all outstanding CDOR Rate Loans shall be repaid by the Borrower on the last day of the respective Interest Periods applicable thereto (or, if earlier, in the case of Section 2.12(b)(ii), on the last day that such Lender can lawfully continue to maintain CDOR Rate Loans) and all pending requests for the making or continuation of CDOR Rate Loans shall be considered disregarded on the same Funding Date or the end of the currently applicable Interest Period, as applicable, if:
(i)    on or prior to the determination of the interest rate for a CDOR Rate Loan for any Interest Period, the Agent determines that for any reason appropriate quotations (as referenced in the definition of “CDOR Rate” appearing in Section 1.1) are not available to the Agent in the relevant interbank market for purposes of determining the CDOR Rate, or a Tranche B Lender advises the Agent (which shall thereupon notify the Borrower and the other Lenders) that such rate would not accurately reflect the cost to such Lender of making or continuing a CDOR Rate Loan for such Interest Period; or
(ii)    after the date hereof, a Tranche B Lender notifies the Agent (which shall thereupon notify the Borrower and the other Lenders) of its determination that any Regulatory Change makes it unlawful or impossible for such Lender or its CDOR Lending Office to make or maintain any CDOR Rate Loan, or to comply with its obligations hereunder in respect thereof; provided, however, that if the CDOR Lending Office of any affected Lender is other than the affected Lender’s main office, before giving such notice, such affected Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different CDOR Lending Office if such designation will avoid the need for giving such notice and will not be otherwise materially disadvantageous to such Lender.
(c)    Successor LIBOR. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents (including Section 9.3 hereof), if the Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or
(iii)    syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth (5th) Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders do not accept such amendment.
If no LIBOR Successor Rate has been determined and the circumstances under clause (c)(i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Euro-Dollar Rate Loans shall be suspended, (to the extent of the affected Euro-Dollar Rate Loans or Interest Periods), and (y) the Euro-Dollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Euro-Dollar Rate Loans (to the extent of the affected Euro-Dollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.
Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.
Section 2.13    Regulatory Changes.
(a)    Increased Costs.
(i)    Euro-Dollar Rate Loans. If, on or after the date hereof, any Regulatory Change shall impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance or similar requirement (other than any such requirement with respect to any Euro-Dollar Rate Loan to the extent included in the Euro-Dollar Reserve Requirement), against, or any fees or charges in respect of, assets held by, deposits with or other liabilities for the account of, commitments of, advances or Loans or Letters of Credit by, any Lender Party (or its Applicable Lending Office) or shall impose on any Lender Party (or its Applicable Lending Office) or on the relevant interbank market any other condition, cost or expense affecting any Euro-Dollar Rate Loan, or any obligation to make Euro-Dollar Rate Loans, and the effect of the foregoing is (x) to increase the cost to such Lender Party (or its Applicable Lending Office) of making, issuing, renewing, continuing, converting or maintaining any Euro-Dollar Rate Loan or its Revolving Commitment in respect thereof or any Letter of Credit or participation therein or (y) to reduce the amount of any sum received or receivable by such Lender Party (or its Applicable Lending Office) hereunder or under any other Loan Document with respect thereto, then, the Borrower shall from time to time pay to such Lender Party, within 15 days after request by such Lender Party, such additional amounts as are necessary, in such Lender Party’s reasonable determination, to compensate such Lender Party for such increased cost or reduction; provided, however, that if the Euro-Dollar Lending Office of any affected Lender is other than the affected Lender’s main office, before giving such notice, such affected Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not be otherwise materially disadvantageous to such Lender.
(ii)    CDOR Rate Loans. If, on or after the date hereof, any Regulatory Change shall impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance or similar requirement, against, or any fees or charges in respect of, assets held by, deposits with or other liabilities for the account of, commitments of, advances or Loans by, any Lender Party (or its Applicable Lending Office) involved in Tranche B Revolving Loans or shall impose on any such Lender Party (or its Applicable Lending Office) or on the relevant interbank market any other condition, cost or expense affecting any CDOR Rate Loan, or any obligation to make CDOR Rate Loans, and the effect of the foregoing is (x) to increase the cost to such Lender Party (or its Applicable Lending Office) of making, issuing, renewing, continuing or maintaining any CDOR Rate Loan or (y) to reduce the amount of any sum received or receivable by such Lender Party (or its Applicable Lending Office) hereunder or under any other Loan Document with respect thereto, then, the Borrower shall from time to time pay to such Lender Party, within 15 days after request by such Lender Party, such additional amounts as are necessary, in such Lender Party’s reasonable determination, to compensate such Lender Party for such increased cost or reduction; provided, however, that if the CDOR Lending Office of any affected Lender is other than the affected Lender’s main office, before giving such notice, such affected Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different CDOR Lending Office if such designation will avoid the need for giving such notice and will not be otherwise materially disadvantageous to such Lender.
(b)    Capital Costs. If a Regulatory Change after the date hereof regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the capital of or maintained by any Lender or any company controlling such Lender as a consequence of such Lender’s Loans, participations in Letters of Credit or obligations hereunder and other commitments of this type to a level below that which such Lender or company could have achieved but for such Regulatory Change (taking into account such Lender’s or company’s policies with respect to capital adequacy), then the Borrower shall from time to time pay to such Lender, within 15 days after request by such Lender, such additional amounts as are necessary in such Lender’s reasonable determination to compensate such Lender or company for such reduction in return, to the extent such Lender or company determines such reduction to be attributable to the existence of obligations for the account of the Borrower.

(c)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section will not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower will not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Regulatory Change giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above will be extended to include the period of retroactive effect thereof).
Section 2.14    Compensation for Funding Losses.
The Borrower shall pay to any Lender, upon demand by such Lender, such amount or amounts as such Lender reasonably determines is or are necessary to compensate it for any loss, cost, expense or liabilities incurred (including any loss, cost, expense or liability incurred by reason of the liquidation or redeployment of deposits and any foreign exchange losses) by it as a result of (a) any payment, prepayment or conversion of any Euro-Dollar Rate Loan or CDOR Rate Loan for any reason (including by reason of a prepayment pursuant to Section 2.8(b) or an acceleration pursuant to Section 7.2, but excluding any prepayment pursuant to Section 2.1(e)) on a date other than the last day of an Interest Period applicable to such Euro-Dollar Rate Loan or such CDOR Rate Loan, or (b) any Euro-Dollar Rate Loan or CDOR Rate Loan for any reason not being made (other than a wrongful failure to fund by such Lender or failure to make such a Loan due to circumstances described in Section 2.12), converted or continued, or any payment of principal of or interest thereon not being made, on the date therefor determined in accordance with the applicable provisions of this Agreement or (c) for any prepayment of a Bid Loan due to acceleration pursuant to Section 7.2 or otherwise. Notwithstanding the foregoing, the Borrower shall not be responsible to any Lender for any costs hereunder that result from the application of Section 2.12 or from any wrongful actions or omissions or default (including under Section 2.1(e)) of such Lender.
Section 2.15    Certificates Regarding Yield Protection, Etc.
Any request by any Lender Party for payment of additional amounts pursuant to Sections 2.13, 2.14 and 2.16 shall be accompanied by a certificate of such Lender Party setting forth the basis and amount of such request. In determining the amount of such payment, such Lender Party may use such reasonable attribution or averaging methods as it deems appropriate and practical.
Section 2.16    Taxes.
(a)    Tax Liabilities Imposed on a Lender.
(i)    Any and all payments by the Borrower hereunder or under any of the Loan Documents shall be made free and clear of and without deduction for any and all Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Agent or Borrower, as applicable) requires the deduction or withholding of any Tax from any such payment by the Agent or the Borrower, then the Agent or the Borrower shall be entitled to make such deduction or withholding upon the basis of the information and documentation to be delivered pursuant to subsections (d) and (e) below.

(ii)    If the Borrower or the Agent shall be required by the Code to withhold or deduct any Taxes, including United States Federal backup withholding and withholding taxes, from any payment then (A) the Agent shall withhold or make such deductions as are determined by the Agent to be required based upon the information and documentation it has received pursuant to subsections (d) and (e) below, (B) the Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent the withholding or deduction is made on account of Taxes other than Excluded Taxes, the sum payable by the Borrower shall be increased as may be necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deductions been made.
Notwithstanding any other provision of this Section 2.16, the Borrower shall not be required to pay any additional amounts pursuant to this Section 2.16(a) with respect to Taxes that are attributable to such Lender’s failure to fully comply with Section 2.16(d) and (e) and/or the certifications provided by such Lender being inaccurate.
(b)    Other Taxes.
(i)    In addition, the Borrower agrees to pay, upon written notice from a Lender or Agent and prior to the date when penalties attach thereto, all other Taxes (other than Excluded Taxes) that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement. The Borrower shall, and does hereby, indemnify the Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or L/C Issuer for any reason fails to pay indefeasibly to the Agent as required pursuant to Section 2.16(b)(ii) below.
(ii)    Each Lender and L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Agent against any Taxes other than Excluded Taxes attributable to such Lender or L/C Issuer (but only to the extent that the Borrower has not already indemnified the Agent for such Taxes and without limiting the obligation of the Borrower to do so), (y) the Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(d) relating to the maintenance of a Participant Register or as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Agent pursuant to Section 2.16(d) or (e) and (z) the Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender or L/C Issuer, in each case, that are payable or paid by the Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender and L/C Issuer hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender or L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii).

(c)    Evidence of Payments. Upon request by the Borrower or the Agent, as the case may be, after any payment of Taxes by the Borrower or by the Agent to a Governmental Authority as provided in this Section 2.16, the Borrower shall deliver to the Agent or the Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Applicable Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Agent, as the case may be.
(d)    Evidence of Exemption.
(i)    Any Lender or L/C Issuer that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and to the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by Applicable Law or the taxing authorities of a jurisdiction pursuant to such Applicable Law reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or L/C Issuer, as applicable, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender or L/C Issuer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.16(d)(ii) and (e) below) shall not be required if in the Lender’s or L/C Issuer’s reasonable judgment such completion, execution or submission would subject such Lender or L/C Issuer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or L/C Issuer.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or before the Closing Date (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), copies of executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    each Foreign Lender (which, for purposes of this Section 2.16, shall include any Affiliate of a Lender that makes any Euro-Dollar Rate Loan or a CDOR Rate Loan pursuant to the terms of this Agreement) shall submit to the Borrower and the Agent on or before the Closing Date (or, in the case of a Person that becomes a Lender after the Closing Date by assignment, promptly upon such assignment), either:
(I)    copies of the following executed forms (x) with respect to payments of interest under any Loan Document IRS Form W‑8BEN or W-8BEN-E, as applicable, certifying and establishing that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces to zero the rate of withholding tax on payments of interest, and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN or W-8BEN-E, as applicable, certifying and establishing that such Foreign Lender is entitled to an exemption from U.S. tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)    copies of executed IRS Form W-8ECI, certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, copies of the following executed documents (x) a certificate substantially in the form of Exhibit 2.16(d)(ii)-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) IRS Form W-8BEN or W-8BEN-E, as applicable; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, copies of executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16(d)(ii)-2 or Exhibit 2.16(d)(ii)-3, W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16(d)(ii)-4 on behalf of each such direct and indirect partner;
(iii)    Each such Lender shall, to the extent it is legally entitled to do so, from time to time after submitting any such form, submit to the Borrower and the Agent such additional duly completed and signed copies of such forms (or such substantively comparable successor forms or other documents as shall be adopted from time to time by the relevant United States taxing authorities as a basis for claiming an exemption from or reduction in United States federal withholding Tax) as may be (1) reasonably requested in writing by the Borrower or the Agent and (2) appropriate under then current United States laws or regulations.
(e)    FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(f)    Additional Forms. Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.16 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender or L/C Issuer, or have any obligation to pay to any Lender or L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

Section 2.17    Applicable Lending Office; Discretion of Lenders as to Manner of Funding.
Each Lender may make, carry or transfer Euro-Dollar Rate Loans or CDOR Rate Loans at, to, or for the account of an Affiliate of the Lender, provided that such Lender shall not be entitled to receive, nor shall the Borrower be required to pay, any greater amount under Sections 2.13 or 2.16 as a result of the transfer of any such Loan than such Lender would be entitled to receive, or the Borrower obligated to pay, immediately prior thereto unless (a) such transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist or (b) such claim would have arisen even if such transfer had not occurred. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Euro-Dollar Rate Loans or CDOR Rate Loans in any manner it sees fit, it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if each Lender had actually funded and maintained each Euro-Dollar Rate Loan or each CDOR Rate Loan, as applicable, through the purchase of deposits in the relevant interbank market having a maturity corresponding to such Loan’s Interest Period and bearing interest at the applicable rate.
Section 2.18    Increases in Revolving Commitment.

Prior to the Maturity Date and upon at least 15 days’ prior written notice to the Agent (which notice shall be promptly transmitted by the Agent to each Lender), the Borrower shall have the right, subject to the terms and conditions set forth below, to increase the aggregate amount of the Tranche A Revolving Committed Amount (but not the Letter of Credit Sublimit or the Swing Line Sublimit); provided that (a) no Default or Event of Default shall exist at the time of the request or the proposed increase in the Tranche A Revolving Committed Amount, (b) such increase must be in a minimum amount of $10,000,000 and in integral multiples of $1,000,000 above such amount, (c) the Tranche A Revolving Committed Amount shall not be increased to an amount greater than SEVEN HUNDRED FIFTY MILLION DOLLARS ($750,000,000) without the prior written consent of the Tranche A Required Lenders, (d) the aggregate amount of all increases to the Tranche A Revolving Committed Amount pursuant to this Section 2.18 shall not exceed $200,000,000, (e) no individual Tranche A Lender’s Tranche A Revolving Commitment may be increased without such Tranche A Lender’s written consent, (f) if requested pursuant to Section 2.5, the Borrower shall execute and deliver such Tranche A Revolving Loan Note(s) as are necessary to reflect the increase in the Tranche A Revolving Committed Amount, (g) Schedule 1.1(c) shall be amended to reflect the revised Tranche A Revolving Committed Amount and revised Revolving Commitment Percentages of the Tranche A Lenders and (h) if any Tranche A Revolving Loans are outstanding at the time of an increase in the Tranche A Revolving Committed Amount, the Borrower will prepay (provided that any such prepayment shall be subject to Section 2.14) one or more existing Tranche A Revolving Loans in an amount necessary such that after giving effect to the increase in the Tranche A Revolving Committed Amount each Tranche A Lender will hold its pro rata share (based on its share of the revised Tranche A Revolving Committed Amount) of outstanding Tranche A Revolving Loans.
Any such increase in the Tranche A Revolving Committed Amount shall apply, at the option of the Borrower, to (x) the Tranche A Revolving Commitment of one or more existing Tranche A Lenders; provided that any Tranche A Lender whose Tranche A Revolving Commitment is being increased must consent in writing thereto and/or (y) the creation of a new Tranche A Revolving Commitment to one or more institutions that is not an existing Tranche A Lender; provided that any such institution (A) must conform to the definition of Eligible Assignee, (B) must have a Tranche A Revolving Commitment of at least $10,000,000 and (C) must become a Tranche A Lender under this Agreement by execution and delivery of an appropriate joinder agreement or of counterparts to this Agreement in a manner acceptable to the Borrower and the Agent.
Section 2.19    Letters of Credit.
(a)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Tranche A Lenders set forth in this Section 2.19, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Tranche A Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the sum of all Tranche A Revolving Loans outstanding plus all Bid Loans outstanding plus all L/C Obligations outstanding plus all Swing Line Loans outstanding shall not exceed the Tranche A Revolving Committed Amount, (y) with respect to each individual Tranche A Lender, such Tranche A Lender’s pro rata share of outstanding Tranche A Revolving Loans plus such Tranche A Lender’s pro rata share of outstanding L/C Obligations plus such Tranche A Lender’s pro rata share of outstanding Swing Line Loans shall not exceed such Tranche A Lender’s Revolving Commitment Percentage of the Tranche A Revolving Committed Amount and (z) the L/C Obligations outstanding shall not exceed the Letter of Credit Sublimit; provided, further, that after giving effect to all L/C Credit Extensions, the aggregate outstanding amount of all L/C Obligations of any Initial L/C Issuer shall not exceed such Initial L/C Issuer’s L/C Commitment. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the provisos to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)    An L/C Issuer shall not issue any Letter of Credit if:
(A)    subject to Section 2.19(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Tranche A Required Lenders (other than Defaulting Lenders) have approved such expiry date; or
(B)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Tranche A Lenders that have Tranche A Revolving Commitments have approved such expiry date.
(iii)    An L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Applicable Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
(B)    the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;
(C)    except as otherwise agreed by the Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $50,000;
(D)    such Letter of Credit is to be denominated in a currency other than Dollars;

(E)    such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
(F)    any Tranche A Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Tranche A Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.22(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(iv)    An L/C Issuer shall not amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
(v)    An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(vi)    Each L/C Issuer shall act on behalf of the Tranche A Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article 8 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article 8 included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Agent not later than 11:00 a.m. at least five Business Days (or such later date and time as the Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to applicable L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Agent may reasonably require.
(ii)    Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 3 shall not be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Tranche A Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Tranche A Lender’s Revolving Commitment Percentage times the amount of such Letter of Credit.
(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit other than a commercial Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Tranche A Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.19(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Agent that the Tranche A Required Lenders have elected not to permit such extension, (2) from the Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.2 is not then satisfied, and in each case directing such L/C Issuer not to permit such extension or (3) from the Borrower that the Borrower has elected not to permit such extension.

(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, applicable L/C Issuer will also deliver to the Borrower and the Agent a true and complete copy of such Letter of Credit or amendment. On a monthly basis, each L/C Issuer shall deliver to the Agent a complete list of all outstanding Letters of Credit issued by such L/C Issuer as provided in Section 2.19(l).
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Agent thereof. Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Agent shall promptly notify each Tranche A Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Tranche A Lender’s Revolving Commitment Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Tranche A Revolving Loans that are Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.1(b) for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 3.2 (other than the delivery of a Notice of Borrowing) and provided that, after giving effect to such Borrowing, the sum of all Tranche A Revolving Loans outstanding plus all Bid Loans outstanding plus all L/C Obligations outstanding plus all Swing Line Loans outstanding shall not exceed the Tranche A Revolving Committed Amount. Any notice given by the applicable L/C Issuer or the Agent pursuant to this Section 2.19(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Tranche A Lender shall upon any notice pursuant to Section 2.19(c)(i) make funds available (and the Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Agent’s Office in an amount equal to its Revolving Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.19(c)(iii), each Tranche A Lender that so makes funds available shall be deemed to have made a Tranche A Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Agent shall remit the funds so received to the applicable L/C Issuer.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Tranche A Revolving Loans that are Base Rate Loans because the conditions set forth in Section 3.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Post-Default Rate. In such event, each Tranche A Lender’s payment to the Agent for the account of the applicable L/C Issuer pursuant to Section 2.19(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Tranche A Lender in satisfaction of its participation obligation under this Section 2.19.

(iv)    Until each Tranche A Lender funds its Tranche A Revolving Loan or L/C Advance pursuant to this Section 2.19(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Tranche A Lender’s Revolving Commitment Percentage of such amount shall be solely for the account of such L/C Issuer.
(v)    Each Tranche A Lender’s obligation to make Tranche A Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.19(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Tranche A Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) solely with respect to L/C Advances, the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Tranche A Lender’s obligation to make Tranche A Revolving Loans pursuant to this Section 2.19(c) is subject to the conditions set forth in Section 3.2 (other than delivery by the Borrower of a Notice of Borrowing). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Tranche A Lender fails to make available to the Agent for the account of the applicable L/C Issuer any amount required to be paid by such Tranche A Lender pursuant to the foregoing provisions of this Section 2.19(c) by the time specified in Section 2.19(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Tranche A Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Tranche A Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Tranche A Lender’s Tranche A Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Tranche A Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Tranche A Lender such Tranche A Lender’s L/C Advance in respect of such payment in accordance with Section 2.19(c), if such L/C Issuer or the Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Agent), such L/C Issuer shall turn over such payment to the Agent for distribution to such Tranche A Lender or the Agent will distribute to such Tranche A Lender, in each case, its Revolving Commitment Percentage thereof in the same funds as those received by the Agent.

(ii)    If any payment received by an L/C Issuer or the Agent for the account of such L/C Issuer pursuant to Section 2.19(c)(i) is required to be returned under any of the circumstances described in Section 8.5 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Tranche A Lender shall pay to the Agent for the account of such L/C Issuer its Revolving Commitment Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Tranche A Lender, at a rate per annum equal to the Overnight Rate. The obligations of the Tranche A Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    waiver by such L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrower;
(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)    any payment made by such L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)    any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code or any similar proceeding under any other Applicable Law; or

(viii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuer. Each Tranche A Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable to any Tranche A Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Tranche A Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.19(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Any L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP at the time of issuance shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and such L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Applicable Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(h)    Letter of Credit Fees. The Borrower shall pay to the Agent for the account of each Tranche A Lender in accordance with its Revolving Commitment Percentage a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to the Applicable Margin times the daily amount available to be drawn under such Letter of Credit and (ii) for each standby Letter of Credit equal to the Applicable Margin times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.19 shall be payable, to the maximum extent permitted by Applicable Law, to the other Tranche A Lenders in accordance with the upward adjustments in their respective Revolving Commitment Percentages allocable to such Letter of Credit pursuant to Section 2.22(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Post-Default Rate.
(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate separately agreed between the Borrower and such L/C Issuer, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and such L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate separately agreed between the Borrower and such L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(k)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
(l)    Letters of Credit Reports.  Unless otherwise agreed by the Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section, provide the Agent a Letter of Credit Report, as set forth below:
(i)    reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);
(ii)    on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;
(iii)    on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment;
(iv)    on any other Business Day, such other information as the Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and
(v)    for so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.
(m)    Additional L/C Issuers. Any Lender hereunder may become an L/C Issuer upon receipt by the Agent of a fully executed Additional L/C Issuer Notice which shall be signed by the Borrower, the Agent and each L/C Issuer.

Section 2.20    Swing Line Loans.
(a)    Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Tranche A Lenders set forth in this Section 2.20, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower in Dollars at any time from and after the Closing Date until the Business Day next preceding the Revolving Commitment Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit or the Swing Line Lender’s Swing Line Commitment, notwithstanding the fact that such Swing Line Loans, when aggregated with the Revolving Commitment Percentage of the outstanding amount of Tranche A Revolving Loans, Bid Loans and L/C Obligations of the Tranche A Lender acting as Swing Line Lender, may exceed the amount of such Tranche A Lender’s Revolving Commitment; provided, however, that (i) after giving effect to any Swing Line Loan (x) the sum of all Tranche A Revolving Loans outstanding plus all Bid Loans outstanding plus all L/C Obligations outstanding plus all Swing Line Loans outstanding shall not exceed the Tranche A Revolving Committed Amount and (y) with respect to each individual Tranche A Lender, such Tranche A Lender’s pro rata share of outstanding Tranche A Revolving Loans plus such Tranche A Lender’s pro rata share of outstanding L/C Obligations plus such Tranche A Lender’s pro rata share of outstanding Swing Line Loans shall not exceed such Tranche A Lender’s Revolving Commitment Percentage of the Tranche A Revolving Committed Amount, (ii) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (iii) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such extensions of credit will have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.20, prepay under Section 2.8, and reborrow under this Section 2.20. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate plus the Applicable Margin for Base Rate Loans. Immediately upon the making of a Swing Line Loan, each Tranche A Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Tranche A Lender’s Revolving Commitment Percentage times the amount of such Swing Line Loan.
(b)    Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Agent, which may be given by (A) telephone or (B) a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Agent of a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Agent (including at the request of any Tranche A Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.20(a), or (B) that one or more of the applicable conditions specified in Article 3 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)    Refinancing of Swing Line Loans.
(i)    The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Tranche A Lender make a Tranche A Revolving Loan that is a Base Rate Loan in an amount equal to such Tranche A Lender’s Revolving Commitment Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Notice of Borrowing for purposes hereof) and in accordance with the requirements of Section 2.1(b), without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 3.2 (other than the delivery of a Notice of Borrowing) and provided that, after giving effect to such Borrowing, the sum of all Tranche A Revolving Loans outstanding plus all Bid Loans outstanding plus all L/C Obligations outstanding plus all Swing Line Loans outstanding shall not exceed the Tranche A Revolving Committed Amount. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Agent. Each Tranche A Lender shall make an amount equal to its Revolving Commitment Percentage of the amount specified in such Notice of Borrowing available to the Agent in Same Day Funds for the account of the Swing Line Lender at the Agent’s Office not later than 1:00 p.m. on the day specified in such Notice of Borrowing, whereupon, subject to Section 2.20(c)(ii), each Tranche A Lender that so makes funds available shall be deemed to have made a Tranche A Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Agent shall remit the funds so received to the Swing Line Lender.
(ii)    If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Tranche A Revolving Loans in accordance with Section 2.20(c)(i), the request for Tranche A Revolving Loans that are Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Tranche A Lenders fund its risk participation in the relevant Swing Line Loan and each Tranche A Lender’s payment to the Agent for the account of the Swing Line Lender pursuant to Section 2.20(c)(i) shall be deemed payment in respect of such participation.
(iii)    If any Tranche A Lender fails to make available to the Agent for the account of the Swing Line Lender any amount required to be paid by such Tranche A Lender pursuant to the foregoing provisions of this Section 2.20(c) by the time specified in Section 2.20(c)(i), the Swing Line Lender shall be entitled to recover from such Tranche A Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Tranche A Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Tranche A Lender’s Tranche A Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Tranche A Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)    Each Tranche A Lender’s obligation to make Tranche A Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.20(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Tranche A Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Tranche A Lender’s obligation to make Tranche A Revolving Loans pursuant to this Section 2.20(c) is subject to the conditions set forth in Section 3.2. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(i)    At any time after any Tranche A Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Tranche A Lender its Revolving Commitment Percentage thereof in the same funds as those received by the Swing Line Lender.
(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 2.8(d) (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Tranche A Lender shall pay to the Swing Line Lender its Revolving Commitment Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Overnight Rate. The Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Tranche A Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Tranche A Lender funds its Tranche A Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.20 to refinance such Tranche A Lender’s Revolving Commitment Percentage of any Swing Line Loan, interest in respect of such Revolving Commitment Percentage shall be solely for the account of the Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
Section 2.21    Cash Collateral.
(a)    Certain Credit Support Events. Upon the request of the Agent or the applicable L/C Issuer (i) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Agent or the applicable L/C Issuer, the Borrower shall deliver to the Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by the Defaulting Lender). For purposes of clarification, if Fronting Exposure remains after giving effect to Section 2.22(a)(iv), the Agent shall first request that the Defaulting Lender deliver to the Agent Cash Collateral in an amount sufficient to cover the remaining Fronting Exposure and, second, to the extent Fronting Exposure remains after giving effect to Cash Collateral provided by the Defaulting Lender, the Agent shall request that the Borrower deliver to the Agent Cash Collateral in an amount sufficient to cover the remaining Fronting Exposure.

(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.21(c). If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent or an L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.21 or Sections 2.8, 2.19, 2.20, 2.22 or 7.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such Cash Collateral as may be provided for in this Section 2.21.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 9.6(b)(vi))) or (ii) upon the Borrower’s request if there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.21 may be otherwise applied in accordance with Section 7.3), and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
Section 2.22    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.3.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent hereunder for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 9.7), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers or Swing Line Lender hereunder; third, if so determined by the Agent or requested by any L/C Issuer or the Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    That Defaulting Lender (x) shall be entitled to receive any Facility Fee pursuant to Section 2.6(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding amount of the Loans funded by it and (2) its Revolving Commitment Percentage of the stated amount of Letters of Credit and Swing Line Loans for which it has provided Cash Collateral pursuant to Section 2.19, Section 2.20, Section 2.21, or Section 2.22(a)(ii), as applicable (and the Borrower shall (A) be required to pay to each of the L/C Issuer and the Swing Line Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.19(h).

(B)    Each Defaulting Lender that is a Tranche A Lender shall be entitled to receive Letter of Credit Fees for any period during which that Tranche A Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.21.
(C)    With respect to any fee payable under Section 2.6(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such non-Defaulting Lender pursuant to clause (a)(iv) below, (y) pay to the L/C Issuers and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Revolving Commitment Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the non-Defaulting Lenders that are Tranche A Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Tranche A Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment. Subject to Section 9.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non- Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.21.
For purposes of clarification, the operation of the provisions in this Section 2.22(a) shall not result in a breach of the Borrower’s obligations to the Defaulting Lender under this Agreement.
(b)    Defaulting Lender Cure. If the Borrower, the Agent, the Swing Line Lender and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Commitment Percentages (without giving effect to Section 2.22(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 2.23    Extension of Maturity Date.
(a)    At least 30 days but not more than 60 days prior to any anniversary of the Closing Date, the Borrower, by written notice to the Agent, may request, up to two (2) times during the term of this Agreement, an extension of the Maturity Date in effect at such time by one year from its then scheduled expiration. The Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 20 days prior to such anniversary date, notify the Borrower and the Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Agent and the Borrower in writing of its consent to any such request for extension of the Maturity Date at least 20 days prior to the applicable anniversary date, such Lender shall be deemed to be a Non-Extending Lender with respect to such request. The Agent shall notify the Borrower not later than 15 days prior to the applicable anniversary date of the decision of the Lenders regarding the Borrower’s request for an extension of the Maturity Date.
(b)    If all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.23, upon receipt of a consent executed by the Lenders and the Borrower, the Maturity Date in effect at such time shall, effective as at the applicable anniversary date (the “Extension Date”), be extended for one year; provided that on any Extension Date the representations and warranties of the Borrower contained in Article IV are correct on and as of such Extension Date, before and after giving effect to such extension of the Maturity Date, as though made on and as of such Extension Date, and no Default or Event of Default shall have occurred and be continuing on such Extension Date. If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.23, upon receipt of a consent executed by those Lenders that so consented (each an “Extending Lender”) and the Borrower, the Maturity Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.23, be extended as to the Extending Lenders but shall not be extended as to any other Lender (each a “Non-Extending Lender”). To the extent that the Maturity Date is not extended as to any Lender pursuant to this Section 2.23 and the Revolving Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.23 on or prior to the applicable Extension Date, the Revolving Commitment of such Non-Extending Lender shall automatically terminate in whole on such unextended Maturity Date without any further notice or other action by the Borrower, such Lender or any other Person; provided that such Non-Extending Lender’s rights under Sections 2.13, 2.14, 2.16, 9.1 and 9.2, and its obligations under Section 9.2(b), shall survive the Maturity Date for such Non-Extending Lenders as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Maturity Date.

(c)    If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.23, the Agent shall promptly so notify the Extending Lenders, and each Extending Lender may, in its sole discretion, give written notice to the Agent not later than 10 days prior to the Extension Date of the amount of the Non-Extending Lenders’ Revolving Commitments for which it is willing to accept an assignment. If the Extending Lenders notify the Agent that they are willing to accept assignments of Revolving Commitments in an aggregate amount that exceeds the amount of the Revolving Commitments of the Non-Extending Lenders, such Revolving Commitments shall be allocated among the Extending Lenders willing to accept such assignments in such amounts as are agreed between the Borrower and the Agent. If after giving effect to the assignments of Revolving Commitments described above there remains any Revolving Commitments of Non-Extending Lenders, the Borrower may arrange for one or more Extending Lenders or other Eligible Assignees (any such Eligible Assignee to be referred to herein as an “Assuming Lender”) to assume, effective as of the Extension Date, any Non-Extending Lender’s Revolving Commitment and all of the obligations of such Non-Extending Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Extending Lender; provided, however, that the amount of the Revolving Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $10,000,000 unless the amount of the Revolving Commitment of such Non-Extending Lender is less than $10,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:
(i)    any such Extending Lender or Assuming Lender shall have paid to such Non-Extending Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Loans, if any, of such Non-Extending Lender plus (B) any accrued but unpaid facility fees owing to such Non-Extending Lender as of the effective date of such assignment;
(ii)    all additional cost reimbursements, expense reimbursements and indemnities payable to such Non-Extending Lender, and all other accrued and unpaid amounts owing to such Non-Extending Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Extending Lender; and
(iii)    with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 9.06(b) for such assignment shall have been paid;
provided further that such Non-Extending Lender’s rights under Sections 2.13, 2.14, 2.16, 9.1 and 9.2, and its obligations under Section 9.2(b), shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Borrower and the Agent an Assignment and Assumption, duly executed by such Assuming Lender, such Non-Extending Lender, the Borrower and the Agent, (B) any such Extending Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Agent as to the increase in the amount of its Revolving Commitment and (C) each Non-Extending Lender being replaced pursuant to this Section 2.23 shall have used its commercially reasonable efforts to deliver to the Agent any Note or Notes held by such Non-Extending Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of subsection (c) of this Section 2.23, each such Extending Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Extending Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgement by or the consent of the other Lenders, and the obligations of each such Non-Extending Lender hereunder shall, by the provisions hereof, be released and discharged.

(d)    If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.23) Lenders have Revolving Commitments equal to at least 50% of the Revolving Commitments in effect immediately prior to the Extension Date consent to a requested extension not later than one Business Day prior to such Extension Date, the Agent shall so notify the Borrower, and, subject to (i) the representations and warranties of the Borrower contained in Article IV being correct on and as of the date of such extension of the Maturity Date, before and after giving effect thereto, as though made on and as of such date, (ii) no Default or Event of Default having occurred and being continuing on the Extension Date and (iii) execution of a consent by the Extending Lenders, Assuming Lenders and the Borrower, the Maturity Date then in effect shall be extended for the additional one-year period as described in subsection (a) of this Section 2.23, and all references in this Agreement, and in the Notes, if any, to the “Maturity Date” shall, with respect to each Extending Lender and each Assuming Lender for such Extension Date, refer to the Maturity Date as so extended. Promptly following each Extension Date, the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Maturity Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Extending Lender and each such Assuming Lender.
ARTICLE 3

CONDITIONS TO LOANS
Section 3.1    Closing Conditions.
The obligation of the Lenders to enter into this Agreement shall be subject to satisfaction (or waiver) of the following conditions:
(a)    Loan Documents. The Agent shall have received duly executed copies of (i) this Agreement and (ii) the Notes, if any, all of which shall be in form and substance satisfactory to the Agent and each of the Lenders.
(b)    Corporate Documents. The Agent shall have received the following:
(i)    Charter Documents. Copies of the articles or certificate of incorporation of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation and certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.
(ii)    Bylaws. A copy of the bylaws of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.
(iii)    Resolutions. Copies of resolutions of the board of directors of the Borrower or an authorized committee thereof, approving and adopting the transactions contemplated herein and authorizing execution and delivery of the Loan Documents, certified by a secretary or assistant secretary of the Borrower to be true and correct and in full force and effect as of the Closing Date.
(iv)    Good Standing. Copies of a certificate of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate Governmental Authority of the state of its incorporation.

(v)    Incumbency. An incumbency certificate of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.
(c)    Opinion of Counsel. The Agent shall have received an opinion or opinions (which shall cover, among other things, authority, legality, validity, binding effect and enforceability), satisfactory to the Agent, addressed to the Lender Parties and dated as of the Closing Date, from legal counsel to the Borrower.
(d)    Closing Officer’s Certificate. The Agent shall have received a certificate executed by the chief financial officer of the Borrower in the form of Exhibit 3.1(d).
(e)    Material Adverse Change. As of the Closing Date, there shall not have occurred a Material Adverse Change since February 3, 2018.
(f)    Litigation. Except as disclosed in Schedule 4.5, there are no actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened against or affecting the Borrower, any Subsidiary or any of its properties before any Governmental Authority (i) in which there is a reasonable possibility of an adverse determination that could result in a material liability or have a Material Adverse Effect or (ii) that in any manner draws into question the validity, legality or enforceability of any Loan Document or any transaction contemplated thereby.
(g)    Fees, Expenses and Interest Paid. The Borrower shall have paid all fees and expenses due and owing pursuant to the terms of this Agreement for which the Borrower shall have been billed on or before the Closing Date, including, but not limited to, fees owed pursuant to (i) the Agent Fee Letter, (ii) that certain fee letter dated as of August 28, 2018 by and among the Borrower, Bank of America, MLPF&S, Wells Fargo Bank, National Association and U.S. Bank National Association, (iii) that certain fee letter dated as of August 28, 2018 by and among the Borrower, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC and (iv) that certain fee letter dated as of August 28, 2018 by and between the Borrower and U.S. Bank National Association.
(h)    Existing Credit Agreement. The Existing Credit Agreement shall be terminated and all amounts owing there under, if any, shall have been paid in full.
(i)    General. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded in form and substance satisfactory to the Agent, and the Agent shall have received all such counterpart originals or certified copies thereof as the Agent may reasonably request.
Without limiting the generality of the provisions of Section 8.4, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 3.2    Conditions Precedent to Loans.

The obligation of the Lenders to make any Loan or an L/C Issuer to make any L/C Credit Extension on any Funding Date shall be subject to the following conditions precedent:
(a)    Closing Date. The conditions precedent set forth in Section 3.1 shall have been satisfied or waived in writing by the Lenders as of the Closing Date.
(b)    Notice of Borrowing. The Borrower shall have delivered to the Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender, (i) in the case of a Revolving Loan, a Notice of Borrowing, duly executed and completed in accordance with Section 2.1, and the Borrower shall have otherwise complied with all of the terms of Section 2.1, (ii) in the case of a Bid Loan, a Bid Loan Quote Request, duly executed and completed, in accordance with Section 2.2, and the Borrower shall have otherwise complied with all of the terms of Section 2.2, (iii) in the case of an L/C Credit Extension, a Letter of Credit Application, duly executed and completed in accordance with Section 2.19(b)(i), and the Borrower shall have otherwise complied with all of the terms of Section 2.19 and (iv) in the case of a Swing Line Loan, a Swing Line Loan Notice, duly executed and completed in accordance with Section 2.20(b), and the Borrower shall have otherwise complied with all of the terms of Section 2.20.
(c)    Representations and Warranties. All of the representations and warranties of the Borrower contained in the Loan Documents (other than the representations set forth in Sections 4.4 and 4.5 of this Agreement) shall be true and correct in all material respects on and as of the Funding Date as though made on and as of that date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.
(d)    No Default. No Default or Event of Default shall exist or result from the making of the Loan.
(e)    Canadian Dollars. In the case of a Loan to be denominated in Canadian Dollars, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Agent or the Tranche B Required Lenders would make it impracticable for such Loan to be denominated in Canadian Dollars.
(f)    Satisfaction of Conditions. Each borrowing of a Loan shall constitute a representation and warranty by the Borrower as of the Funding Date that the conditions contained in Sections 3.2(c) and 3.2(d) have been satisfied.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender Parties as follows:
Section 4.1    Organization, Powers and Good Standing.
Each of the Borrower and, except as would not reasonably be expected to have a Material Adverse Effect, its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, as shown on Schedule 4.1, and (b) has all requisite power and authority and the legal right to own and operate its properties, to carry on its business as heretofore conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries possesses all Governmental Approvals, in full force and effect, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of its properties and conduct of its business as now conducted, and is not in violation thereof. Each of the Borrower and its Subsidiaries is duly qualified, in good standing and authorized to do business in each state or other jurisdiction where the nature of its business activities conducted or properties owned or leased requires it to be so qualified and where any failure to be so qualified, individually or in the aggregate, could have a Material Adverse Effect. All Subsidiaries of the Borrower are listed on Schedule 4.1, which may be updated by the Borrower from time to time.
Section 4.2    Authorization, Binding Effect, No Conflict, Etc.
(a)    Authorization, Binding Effect, Etc. The execution, delivery and performance by the Borrower of each Loan Document have been duly authorized by all necessary corporate action on the part of the Borrower; and each such Loan Document has been duly executed and delivered by the Borrower and is the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally.
(b)    No Conflict. The execution, delivery and performance by the Borrower of each Loan Document, and the consummation of the transactions contemplated thereby, do not and will not (i) violate any provision of the charter or other organizational documents of the Borrower, (ii) except for consents that have been obtained and are in full force and effect, conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under, or require the approval or consent of any Person pursuant to, any Material Contractual Obligation of the Borrower, (iii) violate any Applicable Law binding on the Borrower, or (iv) result in or require the creation or imposition of any Lien on any assets or properties of the Borrower or any of its Subsidiaries.
(c)    Governmental Approvals. No Governmental Approval is or will be required in connection with the execution, delivery and performance by the Borrower of any Loan Document or the transactions contemplated thereby.
Section 4.3    Financial Information.
The balance sheets of the Borrower and its consolidated Subsidiaries as of February 3, 2018 and the related statements of earnings, stockholder’s equity and cash flow for the Fiscal Year then ended, certified by the Borrower’s independent certified public accountants, which are included in the Borrower’s Annual Report on Form 10‑K for the Fiscal Year ended February 3, 2018, were prepared in accordance with GAAP consistently applied and fairly present the financial position of the Borrower and its consolidated Subsidiaries as of the date thereof and the results of operations and cash flow for the period then ended. Neither the Borrower nor any of its consolidated Subsidiaries on such date had any liabilities for Taxes or long‑term leases, forward or long‑term commitments or unrealized losses from any unfavorable commitments that are not reflected in the foregoing statements or in the notes thereto and that, individually or in the aggregate, are material.
Section 4.4    No Material Adverse Changes.
Since February 3, 2018, there has been no Material Adverse Change.

Section 4.5    Litigation.
Except as disclosed in Schedule 4.5 or as otherwise disclosed in accordance with Section 5.1(g) below, there are no actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened against or affecting the Borrower, any Subsidiary or any of its properties before any Governmental Authority (a) in which there is a reasonable possibility of an adverse determination that could result in a material liability or have a Material Adverse Effect or (b) that in any manner draws into question the validity, legality or enforceability of any Loan Document or any transaction contemplated thereby.
Section 4.6    Agreements: Applicable Law.
Neither the Borrower nor any Material Subsidiary is in material violation of any Applicable Law, or in default under its charter documents, bylaws or other organizational or governing documents or any of its Material Contractual Obligations.
Section 4.7    [Reserved].
Section 4.8    Governmental Regulation.
The Borrower is neither an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or a company controlled by such a company, nor is the Borrower subject to any federal or state statute or regulation limiting its ability to incur Debt for money borrowed (other than the Margin Regulations).
Section 4.9    Margin Regulations/Proceeds of Loans.
Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying Margin Stock. The value of all Margin Stock held by the Borrower and its Subsidiaries constitutes less than 25% of the value, as determined in accordance with the Margin Regulations, of all assets of the Borrower. The proceeds of the Loans will be and have been used solely in accordance with Section 2.3.
Section 4.10    Employee Benefit Plans.
None of the Plans of the Borrower or any member of the Controlled Group are in “at risk status” (as defined in Section 430(i)(4) of the Code, without regard to Section 430(i)(4)(B) relating to the transition rule) and no Plan has incurred any liability to the PBGC in connection with any Plan.
During the five-year period prior to the date this representation is made or deemed made, no ERISA Event has occurred and is continuing with respect to any Plan (whether or not terminated). Neither the Borrower nor any member of the Controlled Group is required to make or accrue a contribution or has within any of the preceding five plan years made or accrued an obligation to make contributions to any Multiemployer Plan. To the extent the Borrower in the future has or enters into any applicable Plan, the fair market value of the assets of each Plan is at least equal to the present value of the “benefit liabilities” (within the meaning of Section 4001(a)(16) of ERISA), whether or not vested, under such Plan determined in accordance with Financial Accounting Standards Board Statement 87 using the actuarial assumptions and methods used by the actuary to such Plan in its valuation of such Plan.
As of the Closing Date, the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolving Commitments.

Section 4.11    [Reserved].
Section 4.12    Solvency.
As of the Closing Date, the Borrower is, individually and on a consolidated basis with its Subsidiaries, Solvent.
Section 4.13    Title to Properties.
The Borrower and each of its Material Subsidiaries is the owner of, and has good and marketable title to, or material licenses and leases which are valid for the use of, all of its material properties and other material assets, and none of such properties or assets is subject to any Liens other than Permitted Liens.
Section 4.14    Sanctions Concerns and Anti-Corruption Laws.
(a)    Sanctions Concerns. None of the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.
(b)    Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws.
Section 4.15    EEA Financial Institution.
The Borrower is not an EEA Financial Institution.
ARTICLE 5

AFFIRMATIVE COVENANTS OF THE BORROWER
So long as any portion of the Revolving Commitments shall be in effect and until all Obligations are paid and performed in full:
Section 5.1    Financial Statements and Other Reports.
The Borrower shall deliver to the Agent (which shall promptly provide copies to each Lender), for the benefit of the Lenders:

(a)    as soon as practicable and in any event within the earlier of (i) 90 days after the end of each Fiscal Year or (ii) two Business Days after the date the Borrower files its Form 10‑K with the SEC, the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such year and the related statements of earnings, stockholder’s equity and cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and accompanied by an unqualified report thereon of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Required Lenders, which report shall state that such financial statements fairly present the financial position of the Borrower and its consolidated Subsidiaries as of the date indicated and its results of operations and cash flows for the periods indicated in conformity with GAAP (except as otherwise stated therein) and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards.
(b)    as soon as practicable and in any event within 45 days after the end of each Fiscal Quarter (other than the last Fiscal Quarter of any Fiscal Year) a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such quarter and the related statements of earnings, stockholder’s equity and cash flow for such quarter and the portion of the Fiscal Year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding periods of the prior Fiscal Year, all in reasonable detail and certified by the Borrower’s chief financial officer or controller as fairly presenting the financial condition of the Borrower and its consolidated Subsidiaries as of the dates indicated and its results of operations and cash flows for the periods indicated, subject to normal year‑end adjustments.
(c)    together with each delivery of financial statements pursuant to Sections 5.1(a) and 5.1(b), a certificate of the chief financial officer or the treasurer of the Borrower, substantially in the form of Exhibit 5.1(c) (a “Compliance Certificate”), duly executed and completed, setting forth the calculations required to establish compliance with Section 6.3, as of the date of such financial statements (which delivery may, unless the Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes).
(d)    within five Business Days after the Borrower becomes aware of the occurrence of any Default or Event of Default, a certificate of a Senior Officer of the Borrower setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto.
(e)    promptly upon their becoming available, copies of all material reports, notices and proxy statements sent or made available by the Borrower to its security holders, and all material registration statements (other than the exhibits thereto) and annual, quarterly or monthly reports, if any, filed by the Borrower with the SEC.
(f)    within five Business Days after the Borrower becomes aware of the occurrence of a material ERISA Event, a statement of a Senior Officer of the Borrower setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto, together with a copy of the notice, if any, of such event given or required to be given to the PBGC; within five days of the date the Borrower or any member of the Controlled Group becomes obliged to make or accrue a contribution to a Multiemployer Plan, a statement of a Senior Officer of the Borrower setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto.

(g)    within five Business Days after the Borrower obtains knowledge thereof, notice of all litigation or proceedings commenced or threatened affecting the Borrower or any Subsidiary (i) that could reasonably be expected to have a Material Adverse Effect or (ii) that questions the validity or enforceability of any Loan Document.
(h)    promptly notify the Agent of any move of its principal executive office from the State of Washington.
(i)    from time to time such additional information regarding the Borrower and its Subsidiaries or the business, assets, liabilities, prospects, results of operation or financial condition of any such Person as the Agent, on behalf of any Lender Party, may reasonably request.
Documents required to be delivered pursuant to Section 5.1(a) or (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.5; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third‑party website or whether sponsored by the Agent); provided that: (x) the Borrower shall deliver paper copies of such documents to the Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (y) the Borrower shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Agent and/or MLPF&S may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar encrypted electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non‑public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, MLPF&S and the Lenders to treat such Borrower Materials as not containing any material non‑public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.13); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Agent and MLPF&S shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not marked as “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Section 5.2    Records and Inspection.
The Borrower shall, and shall cause each Subsidiary to, maintain adequate books, records and accounts as may be required or necessary to permit the preparation of financial statements required to be delivered hereunder in accordance with sound business practices and GAAP. The Borrower shall, and shall cause each Subsidiary to, permit such Persons as the Agent may designate, at reasonable times during the Borrower’s regular office hours as often as may reasonably be requested (which, for the avoidance of doubt, excluding any such visits and inspections during the continuation of an Event of Default, shall not exceed one (1) visit and/or inspection in any Fiscal Year) and under reasonable circumstances, to (a) visit and inspect any of its properties, (b) inspect and copy its books and records, and (c) discuss with its officers, as the Agent may reasonably request, and its independent accountants, its business, assets, liabilities, results of operation or financial condition; provided that the Agent shall not have access to consumer information or any other similar restricted information if such access is prohibited by Applicable Law.
Section 5.3    Corporate Existence, Etc.
The Borrower shall, and shall (except as otherwise permitted under Section 6.4) cause each Material Subsidiary to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to the Borrower and to the Borrower and its Subsidiaries taken as a whole.
Section 5.4    Payment of Taxes and Claims.
The Borrower shall, and shall cause each Material Subsidiary to (a) file all United States federal income Tax returns and all other material Tax returns required to be filed by them, (b) maintain adequate reserves in accordance with GAAP with respect to any Tax deficiencies asserted or proposed to be asserted against them and (c) pay and discharge all claims of any kind (including claims for labor, material and supplies) that, if unpaid, might by Applicable Law become a Lien upon any material portion of the property of the Borrower and its Subsidiaries; provided, however, that, unless and until foreclosure, distraint, levy, sale or similar proceedings shall have commenced, the Borrower need not pay or discharge any such claim so long as the validity or amount thereof is being contested in good faith and by appropriate proceedings and so long as any reserves or other appropriate provisions as may be required by GAAP shall have been made therefor.
Section 5.5    Maintenance of Properties.
The Borrower shall, and shall cause each Subsidiary to, maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted), all properties and other assets useful and necessary to its business, and from time to time the Borrower shall make or cause to be made all appropriate repairs, renewals and replacements thereto except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each of its Subsidiaries to, use reasonable efforts to prevent offsets of and defenses to its receivables and other rights to payment. The Borrower shall, and shall cause each Material Subsidiary to, maintain or cause to be maintained good and marketable title to, or material licenses and leases which are valid for the use of, all of its material properties and other material assets.
Section 5.6    Maintenance of Insurance.

The Borrower shall, and shall cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance (or adequate self-insurance) in at least such amounts, of such character and against at least such risks as is usually maintained by companies of established repute engaged in the same or a similar business in the same general area.
Section 5.7    Conduct of Business; Compliance with Law.
The Borrower shall not change the general character of its business as conducted at the Closing Date or engage, directly or through a Subsidiary, in any type of business not reasonably related to its business as normally conducted except for those businesses which are immaterial to the Borrower’s business as normally conducted. The Borrower shall maintain its right to carry on business in any jurisdiction where it is doing business at such time and remain in and continuously operate the same lines of business presently engaged in except for (i) periodic shutdown in the ordinary course of business, (ii) interruptions caused by strike, labor dispute, catastrophe, acts of war or terrorism or any other events over which it has no control, and (iii) discontinuance of operations when reasonably determined by the Borrower to be in the best interest of the Borrower, provided that such discontinuance will not have a Material Adverse Effect. The Borrower shall, and shall cause each of its Material Subsidiaries to, conduct its business in compliance in all material respects with all Applicable Law and all its Material Contractual Obligations.
Section 5.8    Further Assurances.
At any time and from time to time, upon the request of the Agent, the Borrower shall execute and deliver such further documents and do such other acts and things as the Agent may reasonably request in order to effect fully the purposes of the Loan Documents and any other agreement contemplated thereby and to provide for payment and performance of the Obligations in accordance with the terms of the Loan Documents.
Section 5.9    [Reserved].
Section 5.10    Anti-Corruption Laws.
The Borrower shall, and shall cause of each of its Subsidiaries to, conduct its business in all material respects in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures reasonably designed to promote and achieve compliance with such laws.
ARTICLE 6

NEGATIVE COVENANTS OF THE BORROWER
So long as any portion of the Revolving Commitments shall be in effect and until all Obligations are paid and performed in full:
Section 6.1    Liens.
The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any asset of the Borrower or any Subsidiary, whether now owned or hereafter acquired, except:
(a)    Liens securing the Obligations and Existing Liens;

(b)    (i) Liens for Taxes, assessments or charges of any Governmental Authority for claims that are not material or are not yet due or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP (and as to which foreclosure, distraint, levy, sale or similar proceedings have not yet commenced with respect to the property subject to any such Lien on account thereof); (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, bankers and other Liens imposed by law and created in the ordinary course of business for amounts that are not material and are not yet due or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP (and as to which foreclosure, distraint, levy, sale or similar proceedings have not yet commenced with respect to the property subject to any such Lien on account thereof); (iii) Liens incurred and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance (including by way of surety bonds or appeal bonds) of tenders, bids, leases, contracts, statutory obligations or similar obligations or arising as a result of progress payments under contracts, in each case in the ordinary course of business and not relating to the repayment of Debt; (iv) easements, rights‑of‑way, covenants, consents, reservations, encroachments, variations and other restrictions, conditions (including those conditions commonly referred to as “CC&Rs”), charges or encumbrances (whether or not recorded) that do not materially interfere with the ordinary conduct of the Borrower’s business; (v) building restrictions, zoning laws and other statutes, laws, rules, regulations, ordinances and restrictions; (vi) leases, subleases, easements or similar use rights granted in the ordinary course of business to others not materially interfering with the business of, and consistent with past practices of, the Borrower; (vii) construction, operation and reciprocal easement agreements entered into in the ordinary course of business that do not materially interfere with the ordinary conduct of the Borrower’s business and not relating to the repayment of Debt; (viii) customary rights of set off, revocation, refund or charge-back under deposit agreements or under the Uniform Commercial Code in favor of banks or other financial institutions where the Borrower or any Subsidiary maintains deposits in the ordinary course of business; (ix) Liens on accounts receivable of the Borrower for which collection attempts are being undertaken by a third party at the request of the Borrower; (x) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases; (xi) Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder; and (xii) Liens in favor of any entity in the state of Iowa, whether or not in replacement of Existing Liens, so long as such Liens do not at any time encumber any property other than property subject to the Existing Lien(s) in effect on the Closing Date in favor of Kirkwood Community College;
(c)    any attachment or judgment Lien, not otherwise constituting an Event of Default, in existence less than 30 days after the entry thereof or with respect to which (i) execution has been stayed, (ii) payment is covered in full by insurance and the insurer has not denied coverage, or (iii) the Borrower is in good faith prosecuting an appeal or other appropriate proceedings for review and has set aside on its books such reserves as may be required by GAAP with respect to such judgment or award;
(d)    precautionary Uniform Commercial Code financing statements regarding consignments, provided that any such financing statements do not describe any property other than the assets acquired through the consignment and proceeds thereof;
(e)    Liens securing Debt of the Borrower or any Subsidiary used to finance the acquisition of fixed assets (including, without limitation, equipment and vehicles) of the Borrower or such Subsidiary, the construction of additional buildings or the expansion otherwise of their respective facilities and Debt consisting of Capitalized Leases; provided that such Debt (i) does not exceed the cost to the Borrower or such Subsidiary of the assets acquired or improved with the proceeds of such Debt or the value of the assets subject to such Capitalized Leases, (ii) in the case of new construction or expansion of existing facilities, is either a construction or permanent loan secured by the facilities constructed and/or the real property on which such facilities are located and related equipment and fixtures, leases, rents, reserves and other personal property (which for this purpose shall not include inventory and intellectual property) to the extent located on or commonly considered to be part of the real property as applicable, and (iii) in the case of other asset financing, is incurred within twelve months following the date of the acquisition (which for this purpose shall, in the case of a construction project, be the date that construction is completed and the asset constructed is placed into service or in the case of a Sale and Leaseback Transaction the date of disposition); provided that any such Lien does not encumber any property other than the assets acquired or improved with the proceeds of such Debt or the assets subject to such Capitalized Lease, related reserve funds, related personal property (which for this purpose shall not include inventory and intellectual property) and proceeds of any of the foregoing;
(f)    Liens existing on assets of any Person at the time such assets are acquired; provided such Lien does not encumber any assets other than the assets subject to such Lien at the time such assets are acquired and proceeds thereof and such Lien was not created in contemplation of such acquisition;
(g)    Liens arising from the sale or securitization of receivables, to the extent the Debt arising from such securitization is not otherwise prohibited under this Agreement at the time such Debt was incurred;
(h)    any Lien constituting a renewal, extension or replacement of any Existing Lien or any Lien permitted by clauses (e) or (f) of this Section 6.1, provided such Lien is limited to all or a part of the property subject to the Lien extended, renewed or replaced;
(i)    Liens granted by (i) a Subsidiary of the Borrower in favor of the Borrower or another Subsidiary of the Borrower, or (ii) the Borrower to any Subsidiary financial institution to secure any transaction deemed to be a credit transaction or other covered transaction with an affiliate under Sections 23A and 23B of the Federal Reserve Act and implementing regulations;
(j)    covenants contained in the following agreements (as the same may be amended or supplemented from time to time so long as the covenants contained therein relating to the grant of security therefore are not modified in a manner adverse to the Lenders) which require the grant of security for the obligations evidenced thereby if security is given for some other obligation: (i) that certain Indenture dated as of March 11, 1998 between the Borrower and Wells Fargo Bank, National Association (formerly known as Norwest Bank Colorado, National Association), as Trustee, as in effect on the Closing Date; and (ii) that certain Indenture dated as of December 3, 2007 between the Borrower and Wells Fargo Bank, National Association, as Trustee, as in effect on the Closing Date; provided, however, that this clause (j) shall not be deemed to restrict additional Debt from being issued under any of the foregoing agreements or any supplement thereto so long as the covenants contained therein relating to the grant of security therefore are not modified in a manner adverse to the Lenders;

(k)    leases, licenses, subleases or sublicenses granted to others (including, without limitation, licenses of intellectual property) not interfering in any material respect with the business of the Borrower and its Subsidiaries;
(l)    [reserved]; and
(m)    other Liens (including, for the avoidance of doubt, Mortgages, Sale and Leaseback Transactions and/or other similar Liens) securing obligations not exceeding $1,000,000,000 in the aggregate.
Section 6.2    Restricted Payments.
The Borrower shall not, and shall not permit any Subsidiary to, declare, pay or make, or agree to declare, pay or make, any Restricted Payment, except (a) Restricted Payments by any Subsidiary to the Borrower and any other Person that owns capital stock or other equity interests in such Subsidiary, ratably according to their respective holdings of the type of capital stock or other equity interests in respect of which such Restricted Payment is being made, (b) Restricted Payments (other than purchases or other acquisition for value of any Capital Stock of the Borrower or any Subsidiary) so long as no Default or Event of Default then exists or would result therefrom (assuming for this purpose that compliance with Section 6.3 is being measured as of the end of the immediately preceding Fiscal Quarter giving pro forma effect to the Restricted Payment) and/or (c) purchases or other acquisitions for value of any Capital Stock of the Borrower or any Subsidiary.
Section 6.3    Financial Covenants.
As of the last day of each Fiscal Quarter, for the twelve month period ending on such date, the Borrower shall not permit the ratio of (i) the sum of (A) Funded Debt as of the last day of such period and (B) the product of (1) Rent Expense for such period times (2) six to (ii) EBITDAR for such period (the “Leverage Ratio”) to be greater than 4.0 to 1.0.
Section 6.4    Restriction on Fundamental Changes.
The Borrower shall not, and shall not permit any Subsidiary to enter into any merger, consolidation, reorganization or recapitalization, liquidate, wind up or dissolve or sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its or their business or assets, whether now owned or hereafter acquired (including, in each case, pursuant to a Delaware LLC Division); provided that as long as no Default or Event of Default shall exist either before or after giving effect thereto (a) any Solvent Subsidiary or other Solvent Person (other than the Borrower) may be merged or consolidated with or into the Borrower (so long as the Borrower is the surviving entity) or any Subsidiary, (b) any Subsidiary may be liquidated, wound up or dissolved so long as it does not cause or could not be reasonably expected to cause a Material Adverse Effect and (c) in addition to transactions permitted under Section 6.5 (which permitted transactions shall not be restricted by this Section 6.4), all or substantially all of any Subsidiary’s business or assets may be sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or another Subsidiary.
Section 6.5    Asset Dispositions.
The Borrower shall not, and shall not (except as permitted by Section 6.4(c)) permit any Subsidiary to, sell, lease, transfer or otherwise dispose of during any Fiscal Year property or other assets (including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division) (other than (a) sales of inventory in the ordinary course of business, (b) the sale or disposition of the Borrower’s interest in 1700 Seventh LP and (c) sales of credit card accounts, associated receivables and related assets in connection with a credit card program agreement) constituting, in the aggregate, 25% or more of the consolidated assets of the Borrower and its Subsidiaries, as calculated on a book value basis. Notwithstanding the foregoing limitation, the Borrower and its Subsidiaries shall be permitted to sell or transfer their receivables in a transaction to securitize or otherwise finance or monetize such receivables, and such sales or transfers of receivables shall not be included in the computation above.

Section 6.6    Transactions with Affiliates.
The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into any transaction (including the purchase, sale, lease, or exchange of any property or the rendering of any service) with any Affiliate of the Borrower, unless (a) such transaction is not otherwise prohibited by this Agreement, (b) such transaction is in the ordinary course of business and (c) if such transaction is other than with a Wholly‑Owned Subsidiary, such transaction is on fair and reasonable terms no less favorable to the Borrower or its Subsidiary, as the case may be, than those terms which might be obtained at the time in a comparable arm’s length transaction with a Person who is not an Affiliate or, if such transaction is not one which by its nature could be obtained from such other Person, is on fair and reasonable terms and was negotiated in good faith; provided that this Section 6.6 shall not restrict (i) dividends, distributions and other payments and transfers on account of any shares of Capital Stock of the Borrower or any Subsidiary otherwise permissible hereunder and (ii) transactions pursuant to (A) any agreement between the Borrower and any Affiliate of the Borrower pursuant to which the Borrower sells, discounts or otherwise transfers an interest in accounts receivable in the ordinary course of its business (including agreements under which the Borrower has an obligation to repurchase from or indemnify the purchaser with respect to accounts discounted, sold or otherwise transferred by the Borrower), (B) any agreement between the Borrower and any Affiliate of the Borrower or between one or more Affiliates of the Borrower for or related to the sale of credit card accounts, associated receivables and related assets, (C) sales of loans or participations in loans by any Subsidiary financial institution to an Affiliate, and (D) intercompany Liens permitted under Section 6.1 above.
Section 6.7    Sanctions.
Directly or indirectly, use any Loan, issue any Letter of Credit or use the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, arranger, Agent, L/C Issuer, Swing Line Lender or otherwise) of Sanctions.
Section 6.8    Anti-Corruption Laws.
Use any Loan, issue any Letter of Credit or use the proceeds of any Loan or Letter of Credit directly or, to the knowledge of the Borrower, indirectly, for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions applicable to the Borrower and its Subsidiaries.
ARTICLE 7

EVENTS OF DEFAULT, ETC.
Section 7.1    Events of Default.

The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (each an “Event of Default”):
(a)    Failure to Make Payments. The Borrower (i) shall fail to pay as and when due (whether at stated maturity, upon acceleration, upon required prepayment or otherwise), and in the currency required hereunder, any principal of any Loan or any L/C Obligation, or (ii) shall fail to pay any interest, Fees or other amounts (other than principal) payable under the Loan Documents within five days of the date when due under the Loan Documents;
(b)    Default in Other Debt. (i) The Borrower or any Subsidiary shall default in the payment (whether at stated maturity, upon acceleration, upon required prepayment or otherwise), beyond any period of grace provided therefor, of any principal of or interest on any other Debt with a principal amount (individually or in the aggregate) in excess of $100,000,000, or (ii) any other breach or default (or other event or condition), beyond any period of grace provided therefor, shall occur under any agreement, indenture or instrument relating to any such other Debt with a principal amount (individually or in the aggregate) in excess of $100,000,000, if the effect of such breach or default (or such other event or condition) is to cause, or to permit, the holder or holders of such other Debt (or a Person on behalf of such holder or holders) to cause (upon the giving of notice or otherwise), such other Debt to become or be declared due and payable, or required to be prepaid, redeemed, purchased or defeased (or an offer of prepayment, redemption, purchase or defeasance be made), prior to its stated maturity (other than by a scheduled mandatory prepayment); provided, however, that if any such breach or default described in this Section 7.1(b) is cured or waived prior to any action being taken pursuant to Section 7.2(a) or 7.2(b), the Event of Default under this Agreement in respect of such breach or default shall be deemed cured to the extent of such cure or waiver;
(c)    Breach of Certain Covenants.
(i)    The Borrower shall fail to perform, comply with or observe any agreement, covenant or obligation under Section 2.3, under Sections 6.2 through 6.5 inclusive, or under Section 5.1(d) or 5.3 (insofar as it requires the preservation of the corporate existence of the Borrower);
(ii)    The Borrower shall fail to perform, comply with or observe any agreement, covenant or obligation under Section 6.1 or under Section 6.6 and such failure shall not have been remedied within ten days; or
(iii)    The Borrower shall fail to perform, comply with or observe any agreement, covenant or obligation under Sections 5.1(a), (b) or (c) and such failure shall not have been remedied within five days;
(d)    Other Defaults Under Loan Documents. The Borrower shall fail to perform, comply with or observe any agreement, covenant or obligation under any provision of any Loan Document (other than those provisions referred to in Sections 7.l(a), 7.1(b) and 7.1(c)) and such failure shall not have been remedied within 30 days after the earlier to occur of (i) the Borrower’s knowledge thereof or (ii) written notice thereof by the Agent to the Borrower; or
(e)    Breach of Representation or Warranty. Any representation or warranty or certification made or furnished by the Borrower under any Loan Document shall prove to have been false or incorrect in any material respect when made (or deemed made);

(f)    Involuntary Bankruptcy; Appointment of Receiver, Etc. There shall be commenced against the Borrower or any of its Material Subsidiaries, an involuntary case seeking the liquidation or reorganization of the Borrower or any of its Material Subsidiaries under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code or any similar proceeding under any other Applicable Law or an involuntary case or proceeding seeking the appointment of a receiver, liquidator, sequestrator, custodian, trustee or other officer having similar powers over the Borrower or any of its Material Subsidiaries or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business, and any of the following events occurs: (i) the Borrower or any of its Material Subsidiaries consents to the institution of the involuntary case or proceeding; (ii) the petition commencing the involuntary case or proceeding is not timely controverted; (iii) the petition commencing the involuntary case or proceeding remains undismissed and unstayed for a period of 60 days; or (iv) an order for relief is issued or entered therein;
(g)    Voluntary Bankruptcy; Appointment of Receiver, Etc. The Borrower or any of its Material Subsidiaries shall institute a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code or any similar proceeding under any other Applicable Law, or shall consent thereto; or shall consent to the conversion of an involuntary case to a voluntary case; or shall file a petition, answer a complaint or otherwise institute any proceeding seeking, or shall consent to or acquiesce in the appointment of, a receiver, liquidator, sequestrator, custodian, trustee or other officer with similar powers over the Borrower or any of its Material Subsidiaries or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business; or shall make a general assignment for the benefit of creditors; or shall generally not pay, or shall admit in writing its inability to pay, its debts as they become due; or the board of directors of the Borrower or any of its Material Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize action to approve any of the foregoing;
(h)    Judgments and Attachments. The Borrower or any Subsidiary shall suffer any money judgments, writs or warrants of attachment or similar processes (collectively, “Judgments”) that, individually or in the aggregate, involve an amount or value in excess of $100,000,000 and such Judgments shall continue unsatisfied or unstayed for a period of 60 days; provided that no Event of Default shall exist if (i) payment of the Judgments are covered in full by insurance and the insurer has affirmed such coverage or (ii) the Borrower is in good faith prosecuting an appeal of such Judgments and has (A) deposited funds as required for such appeal, if any and (B) reserved amounts on its books for such Judgments as required in accordance with GAAP.
(i)    ERISA. The Borrower or any member of the Controlled Group shall fail to pay when due any material amount or amounts that it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against the Borrower or any member of the Controlled Group to enforce Section 515 of ERISA; or any ERISA Event shall occur which could reasonably be expected to have a Material Adverse Effect; or the Borrower or any member of the Controlled Group shall partially or completely withdraw from any Multiemployer Plan; or any Multiemployer Plan to which Borrower or any member of its Controlled Group becomes obligated to make or accrue a contribution is placed in reorganization or terminates; or
(j)    Termination of Loan Documents, Etc. Any Loan Document, or any material provision thereof, shall cease to be in full force and effect with respect to the Borrower for any reason, or the Borrower shall contest or purport to repudiate or disavow any of its obligations under, or the validity of enforceability of, any Loan Document or any material provision thereof.

Section 7.2    Remedies.
Upon the occurrence of an Event of Default:
(a)    If an Event of Default occurs under Section 7.1(f) or 7.1(g), then (i) the Revolving Commitments shall automatically and immediately terminate, and the obligation of the Lenders to make any Loan and any obligation of an L/C Issuer to make L/C Credit Extensions hereunder shall cease, (ii) the unpaid principal amount of the Loans and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower and (iii) the Borrower shall Cash Collateralize the L/C Obligations (in an amount equal to the then outstanding L/C Obligations).
(b)    If an Event of Default occurs, other than under Section 7.1(f) or 7.1(g), the Agent may (i) with the consent of the Required Lenders, by written notice to the Borrower, declare that the Revolving Commitments and all pending Bid Loan Quotes (whether or not accepted) are terminated, whereupon the obligation of the Lender Parties to make any Loan or to make L/C Credit Extensions hereunder shall cease, (ii) with the consent of the Required Lenders, declare the unpaid principal amount of the Loans and all other Obligations to be, and the same shall thereupon become, due and payable, without presentment, demand, protest, any additional notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower and/or (iii) with the consent of the Required Lenders or at the direction of an L/C Issuer, require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then outstanding L/C Obligations).
(c)    The Agent may, with the consent of the Required Lenders, enforce any and all rights and interests created and existing under the Loan Documents, including, without limitation, all rights of set-off.
Notwithstanding the fact that enforcement powers reside primarily with the Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning, and for the purposes, of Section 101(5) of the Bankruptcy Code or any other insolvency statute.
Section 7.3    Allocation of Payments After Event of Default.
Notwithstanding any other provisions of this Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent or any Lender on account of amounts outstanding under any of the Loan Documents shall be paid over or delivered as follows:
FIRST, to the payment of all reasonable out‑of‑pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Agent or any of the Lenders in connection with enforcing the rights of the Lenders under the Loan Documents and any protective advances made by the Agent or any of the Lenders, pro rata as set forth below;
SECOND, to the payment of any fees owed to the Agent or any Lender (other than Letter of Credit Fees), pro rata as set forth below;

THIRD, to the payment of all Letter of Credit Fees and accrued interest payable to the Lenders hereunder, pro rata as set forth below;
FOURTH, to (a) the payment of the outstanding principal amount of the Loans and L/C Borrowings and all other obligations which shall have become due and payable under the Loan Documents and (b) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, pro rata as set forth below; and
FIFTH, the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied.
Subject to Section 2.19(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause FOURTH above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE 8

THE AGENT
Section 8.1    Appointment and Authority.
Each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and (except as provided in Section 8.6) the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 8.2    Rights as a Lender.
The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.3    Exculpatory Provisions.
The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy, insolvency or similar law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any bankruptcy, insolvency or similar law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.3 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Borrower or a Lender.
The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
Section 8.4    Reliance by Agent.
The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.5    Delegation of Duties.
The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Agent. The Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 8.6    Resignation of Agent.
(a)    The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a Lender with an office in the United States, or an Affiliate of any such Lender with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above, provided that in no event shall any such successor Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly (at the account and location on file with the Agent, which the retiring Agent shall furnish to the Borrower), until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent (other than as provided in Section 9.8 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.1 shall continue in effect for the benefit of such retiring or removed
Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Agent was acting as Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Agent.
(d)    Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by Bank of America and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.19(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.20(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by Bank of America, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
Section 8.7    Non‑Reliance on Agent and Other Lenders.
Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.8    No Other Duties, Etc.
Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or managing agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.
Section 8.9    Agent May File Proofs of Claim.
In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.6, 2.19(h), 2.19(i), 9.1 and 9.2 allowed in such judicial proceeding); and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.6, 9.1 and 9.2.
Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 8.10    ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolving Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(b)    In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that:
(i)    none of the Agent, any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Revolving Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)    no fee or other compensation is being paid directly to the Agent, any Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Revolving Commitments or this Agreement.
(c)    The Agent and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Revolving Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Revolving Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE 9

MISCELLANEOUS
Section 9.1    Expenses.
The Borrower shall pay on demand:
(a)    any and all reasonable attorneys’ fees and disbursements (including allocated costs of in‑house counsel) and out‑of‑pocket costs and expenses incurred by the Agent and its Affiliates in connection with the development, drafting, negotiation and administration of the Loan Documents, any amendments thereto and the syndication and closing of the transactions contemplated thereby;
(b)    all reasonable costs and expenses (including fees and disbursements of in‑house and other attorneys, appraisers, financial advisors and consultants) incurred by the Lender Parties in any workout, restructuring or similar arrangements or, after an Event of Default, in connection with the protection, preservation, exercise or enforcement of any of the terms of the Loan Documents or in connection with any foreclosure, collection or bankruptcy proceedings; and

(c)    all reasonable out‑of‑pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.
The foregoing costs and expenses shall include all out‑of‑pocket expenses incurred by the Agent and the cost of independent public accountants and other outside experts retained by the Agent or, to the extent reimbursable under subpart (b) above, any Lender. All amounts due under this Section 9.1 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Revolving Commitments and repayment of all other Obligations.
Section 9.2    Indemnity; Damages.
(a)    Indemnification by the Borrower. The Borrower shall indemnify the Agent (and any sub‑agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by such Indemnitee hereto of its obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub‑agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (it being understood that nothing in this Section 9.2(a) shall require the Borrower to pay attorneys’ fees and disbursements and other out-of-pocket costs in connection with the development, drafting, negotiation and administration of the Loan Documents, any amendments thereto and the syndication and closing of the transaction for any Indemnitee other than the Agent and its Affiliates as set forth in Section 9.1(a)) or (ii) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final, nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final, nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(b)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 9.1 or subsection (a) of this Section to be paid by it to the Agent (or any sub‑agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub‑agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the outstanding Loans, unfunded Revolving Commitments and participation interests in Swing Line Loans and L/C Obligations of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Revolving Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub‑agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub‑agent) or any L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (b) are subject to the provisions of Section 2.1(e).

(c)    Waiver of Damages, Etc. No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee or breach in bad faith of such Indemnitee’s obligations hereunder, in each case, as determined by a final judgment of a court of competent jurisdiction.
(d)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(e)    Survival. The agreements in this Section shall survive the resignation of the Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of the Obligations.
(f)    Limit on Indemnity. To the extent that the undertaking to indemnify and hold harmless set forth in Section 9.2(a) may be unenforceable as violative of any Applicable Law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of its obligations set forth in Section 9.2(a) that is permissible under Applicable Law.
Section 9.3    Amendments; Waivers; Modifications in Writing.
No amendment of any provision of this Agreement or any other Loan Document (including a waiver thereof or consent relating thereto) shall be effective unless the same shall be in writing and signed by the Agent and the Required Lenders and, except as to a waiver or consent requested by or to the benefit of the Borrower, the Borrower, provided further:
(a)    no amendment, waiver, consent, forbearance or other agreement that has the effect of (i) reducing the rate or amount of any amount payable by the Borrower to any Lender Party under the Loan Documents, (other than as a result of waiving the applicability of the Post-Default Rate of interest), (ii) extending the stated maturity or due date, of any amount payable by the Borrower to any Lender Party under the Loan Documents, (iii) increasing the amount, or extending the stated termination or reduction date, of any Lender’s Revolving Commitment hereunder or subjecting any Lender Party to any additional obligation to extend credit (it being understood and agreed that a waiver of any Default or Event of Default or a waiver of any mandatory reduction in the Revolving Commitments shall not constitute a change in the terms of any Revolving Commitment of any Lender), (iv) altering the rights and obligations of the Borrower to prepay the Loans, (v) changing Section 2.11 or Section 7.3 in a manner that would alter the pro rata sharing of payments required thereby or (vi) changing this Section 9.3 or the definition of the term “Required Lenders” or any other percentage of Lenders specified in this Agreement to be the applicable percentage to act on specified matters shall be effective unless the same shall be signed by or on behalf of each of the Lenders affected thereby;

(b)    no amendment that modifies Article 8 or otherwise has the effect of (i) increasing the duties or obligations of the Agent, (ii) increasing the standard of care or performance required on the part of the Agent, or (iii) reducing or eliminating the indemnities or immunities to which the Agent is entitled (including any amendment of this Section 9.3), shall be effective unless the same shall be signed by or on behalf of the Agent;
(c)    no amendment that has the effect of (i) increasing the duties or obligations of the L/C Issuers, (ii) increasing the standard of care or performance required on the part of the L/C Issuers, or (iii) reducing or eliminating the indemnities or immunities to which the L/C Issuers are entitled (including any amendment of this Section 9.3), shall be effective unless the same shall be signed by or on behalf of the L/C Issuers;
(d)    no amendment that has the effect of (i) increasing the duties or obligations of the Swing Line Lender, (ii) increasing the standard of care or performance required on the part of the Swing Line Lender, or (iii) reducing or eliminating the indemnities or immunities to which the Swing Line Lender is entitled (including any amendment of this Section 9.3), shall be effective unless the same shall be signed by or on behalf of the Swing Line Lender;
(e)    no amendment that has the effect of (i) changing the definition of the term “Tranche A Required Lenders” or any other percentage of Tranche A Lenders specified in this Agreement to be the applicable percentage to act on specified matters, (ii) increasing the duties or obligations of the Tranche A Lenders, (iii) materially changing the terms of the Tranche A Revolving Commitments or the Tranche A Revolving Loans or (iv) reducing or eliminating the indemnities or immunities to which the Tranche A Lenders are entitled (including any amendment of this Section 9.3), shall be effective unless the same shall be signed by or on behalf of each of the Tranche A Lenders;
(f)    no amendment that has the effect of (i) changing the definition of the term “Tranche B Required Lenders” or any other percentage of Tranche B Lenders specified in this Agreement to be the applicable percentage to act on specified matters, (ii) increasing the duties or obligations of the Tranche B Lenders, (iii) materially changing the terms of the Tranche B Revolving Commitments or the Tranche B Revolving Loans or (iv) reducing or eliminating the indemnities or immunities to which the Tranche B Lenders are entitled (including any amendment of this Section 9.3), shall be effective unless the same shall be signed by or on behalf of each of the Tranche B Lenders;
(g)    the L/C Commitment reflected on Schedule 2.19 may be amended from time to time by the Borrower, the Administrative Agent and the L/C Issuers, to reflect the L/C Commitment of the L/C Issuers in effect from time to time;
(h)    the Swing Line Commitment reflected on Schedule 2.20 may be amended from time to time by the Borrower, the Administrative Agent and the Swing Line Lender to reflect the Swing Line Commitment of the Swing Line Lender in effect from time to time; and
(i)    any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given;
provided, however, that notwithstanding anything to the contrary herein, each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein.

Except as required herein, no notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment effected in accordance with this Section 9.3 shall be binding upon each present and future Lender Party and the Borrower.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding any provision herein to the contrary the Agent and the Borrower may make amendments contemplated by Section 2.12(c).
Section 9.4    Cumulative Remedies: Failure or Delays; Enforcement.
The rights and remedies provided for under this Agreement are cumulative and are not exclusive of any rights and remedies that may be available to the Lender Parties under Applicable Law or otherwise. No failure or delay on the part of any Lender Party in the exercise of any power, right or remedy under the Loan Documents shall impair such power, right or remedy or operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude other or further exercise thereof or of any other power, right or remedy.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 7.2 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.7 (subject to the terms of Section 2.11), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any bankruptcy or insolvency proceeding; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 7.2 and (ii) in addition to the matters set forth in clauses (c) and (d) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 9.5    Notices; Effectiveness; Electronic Communication.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (it being understood that if notice is given to the Borrower by telecopier, it shall also be sent by electronic mail) as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower or the Agent, Bank of America as L/C Issuer or Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.5; and
(ii)    if to any other Lender or L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent, if confirmation of receipt has been received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b). Upon the request of the Borrower, the Agent shall provide the Borrower with copies of the Administrative Questionnaires delivered by the Lenders.
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it in writing, provided that approval of such procedures may be limited to particular notices or communications and neither the Borrower nor the Agent shall have any obligation to agree to accept any electronic notices.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON‑INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Borrower, the Agent, the L/C Issuers and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto; provided that the Borrower shall only be required to deliver such notice to the Agent and the Agent shall provide such notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.
(e)    Reliance by Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Notices of Borrowing, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. To the extent otherwise required by Section 9.2 of this Agreement, the Borrower shall indemnify the Agent, each Lender and the Related Parties of each of them from all reasonable losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

Section 9.6    Successors and Assigns; Designations.
(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC (as defined in Section 9.6(f)) in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Revolving Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that:
(i)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Commitment are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Bid Loans or the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
(iii)    no consent shall be required for any assignment except to the extent required by subsection (b)(i) of this Section and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that it is understood that it shall be reasonable for the Borrower to withhold consent to a new assignee Lender (x) if as a result of such assignment the Borrower would incur additional costs, including without limitation, under Sections 2.13 and 2.16; and the assignee Lender shall provide such information, if requested by the Borrower, in connection with any proposed assignment or (y) if such new assignee Lender is a competitor of the Borrower or an Affiliate of a competitor of the Borrower; provided, further, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof;
(B)    the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided that, in consenting to any such assignment, the Agent has no duty to, and shall not be liable to the Borrower, any assignor or assignee Lenders or any of their respective Affiliates for any failure to, inquire or otherwise verify whether or not such assignment is being made to a competitor of the Borrower or an Affiliate of a competitor of the Borrower, and the Agent shall have no duty or obligation to prohibit such assignment; and
(C)    the consent of the L/C Issuers and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Tranche A Revolving Loans and Tranche A Revolving Commitments.
(iv)    the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.
(v)    no such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural Person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).
(vi)    in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.16, 9.1 and 9.2 with respect to facts and circumstances occurring prior to the effective date of such assignment and shall continue to retain the obligations with respect thereto as well); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver applicable Note(s) to the assignee Lender, and the assignor Lender shall surrender and cancel any Notes, if requested. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice, and the Borrower may also receive a copy of the Register upon request.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Agent, the Swing Line Lender or any L/C Issuer, sell participations to any Person (other than a natural Person, or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, shall be the sole holder of the Note(s), if any, and Loan Documents subject to the participation and shall have the sole right to enforce its rights and remedies under the Loan Documents and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.2(b) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Sections 9.3(a) through 9.3(g) that affects such Participant. Subject to the proviso at the end of this sentence, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.16(d), 2.16(e) and 2.16(f) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Section 9.19 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 2.13 or 2.16, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 9.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)    Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, so long as any action in accordance with this Section 9.6(f) does not cause increased costs or expenses for the Borrower, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof, (iii) no SPC shall have any voting rights pursuant to Section 9.3 and (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Agent and the Lenders shall not be obligated to deal with an SPC, but may limit their communications and other dealings relevant to such SPC to the applicable Granting Lender. The funding of a Loan by an SPC hereunder shall utilize the Revolving Commitment of the Granting Lender to the same extent that, and as if, such Loan were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Agreement, any SPC may disclose any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC so long as such disclosure is clearly designated as being made on a confidential basis. This Section 9.6(f) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loan is being funded by an SPC at the time of such amendment.
(g)    Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time a Lender acting as an L/C Issuer or the Swing Line Lender assigns all of its Tranche A Revolving Commitment and Tranche A Revolving Loans pursuant to subsection (b) above, such Lender may, as applicable, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) upon thirty days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Lender as an L/C Issuer or Swing Line Lender, as the case may be. If a Lender resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.19(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.20(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by the resigning L/C Issuer, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of such resigning L/C issuer with respect to such Letters of Credit.

Section 9.7    Set Off.
In addition to any rights now or hereafter granted under Applicable Law and to the extent not prohibited by law or Contractual Obligation of such Lender Party, during the existence of any Event of Default, each Lender Party is hereby irrevocably authorized by the Borrower, at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness, in each case whether direct or indirect or contingent or matured or unmatured at any time held or owing by such Lender Party to or for the credit or the account of the Borrower, against and on account of the Obligations, irrespective of whether or not such Lender Party shall have made any demand for payment, provided that such Lender Party shall, promptly following such set off or application, give notice to the Borrower thereof, which notice shall contain an explanation of the basis for the set off or application provided that the failure to give such notice shall not affect the validity of such set off and application; provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
Section 9.8    Survival of Agreements, Representations and Warranties.
All agreements, representations and warranties made hereunder and in any other Loan Document shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender regardless of any investigation made by the Agent or any Lender or on their behalf (unless the Agent or such Lender, as applicable, had actual knowledge contrary thereto prior to its reliance), and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Without limitation, the agreements and obligations of the Borrower contained in Sections 2.13, 2.16, 9.1, and 9.2 and the obligations of the Lenders under Sections 2.15, 2.16 and 8.7 shall survive the payment in full of all other Obligations.
Section 9.9    Execution in Counterparts.
This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
Section 9.10    Complete Agreement.
This Agreement, together with the other Loan Documents and the Agent Fee Letter, represents the entire agreement of the parties hereto and supersedes all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Loan Documents or the transactions contemplated therein.
Section 9.11    Limitation of Liability.
No claim shall be made by the Borrower or any Lender Party against any party hereto or the Affiliates, directors, officers, employees or agents of any party hereto for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or under any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower and each Lender Party waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. Nothing in this Section 9.11 shall limit the indemnification obligations of the Borrower under Section 9.2 in respect of any such damages actually incurred or paid by an Indemnitee to a third Person.
Section 9.12    WAIVER OF TRIAL BY JURY.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.13    Confidentiality.
Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ Related Parties who have a specific need to use the Information in connection with this Agreement and any transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and to use such Information only in connection with this Agreement and any transactions contemplated hereby), (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto in connection with this Agreement and any transactions contemplated hereby and with the understanding that the Information will be used only in connection with this Agreement and any transactions contemplated hereby, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent and any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; (i) to the National Association of Insurance Commissioners or any other similar organization or (j) on a confidential basis to any rating agency in connection with rating the Borrower or the credit facilities provided hereunder; provided that with respect to clause (c) above, the Agent or the Lender, as applicable, will use reasonable efforts to notify the Borrower prior to any such disclosure. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement (to the extent such information constitutes public information pursuant to the Borrower’s SEC disclosure) to market data collectors, similar service providers to the lending industry, and service providers to the Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents and the Revolving Commitments.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, including, without limitation, inventions, improvements, trade secrets, processes, data, software programs, techniques, marketing plans, strategies, forecasts, forward looking statements and projections, estimates and assumptions concerning anticipated results, unpublished copyrightable material, customer lists, customer information, sources of supply, prospects or projections, manufacturing techniques, formulas, research or experimental work, work in process and all information regarding transactions between the Borrower or any Subsidiary and its customers, including without limitation, sales documents, transactions receipts, customer names, account numbers, transaction amounts and dates, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information except to the extent that Applicable Law imposes additional requirements in which case such Person shall be required to abide by such additional requirements.
Each of the Agent and the Lenders acknowledges that (a) the Information may include material non‑public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non‑public information and (c) it will handle such material non‑public information in accordance with Applicable Law, including Federal and state securities laws.
In addition, the Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities (including, without limitation, the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers) such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers.
Section 9.14    Binding Effect; Continuing Agreement.
(a)    This Agreement shall become effective at such time when all of the conditions set forth in Section 3.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower, the Agent, and each Lender, and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns.
(b)    This Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, L/C Obligations, interest, Fees and other Obligations have been paid in full and the Revolving Commitments are terminated. Upon termination, the Borrower shall have no further obligations (other than the indemnification provisions that survive) under the Loan Documents; provided that should any payment, in whole or in part, of the Obligations be rescinded or otherwise required to be restored or returned by the Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or any similar reason, then the Loan Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Agent or any Lender in connection therewith shall be deemed included as part of the Obligations.

Section 9.15    NO ORAL AGREEMENTS.
ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.
Section 9.16    USA Patriot Act Notice.
Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
Section 9.17    No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent, MLPF&S, the other Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agent, MLPF&S, the other Lead Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent, MLPF&S, each other Lead Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Agent, MLPF&S, any other Lead Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, MLPF&S, the other Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agent, MLPF&S, any other Lead Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower and its Affiliates. To the fullest extent permitted by Applicable Law, the Borrower hereby waives and releases any claims that it may have against the Agent, MLPF&S, the other Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 9.18    Electronic Execution of Assignments and Certain Other Documents.
The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Notices of Borrowing, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it.
Section 9.19    Replacement of Lenders.
If (i) any Lender requests compensation under Section 2.13, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 9.3 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (iv) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.13 and 2.16) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Borrower shall have paid to the Agent the assignment fee specified in Section 9.6(b)(iv);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with Applicable Laws; and
(e)    in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination;
provided that the failure by such Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Lender and the mandatory assignment of such Lender’s Revolving Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 9.19 shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 9.20    Judgment Currency.
If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of a Person in respect of any such sum due from it to any other Person hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Person to whom the sum is owed, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Person owed, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Person entitled to receive the payment hereunder in the Agreement Currency, the Borrower, Agent or Lender, as applicable, agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Person owed, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Person owed in such currency, the Person entitled to receive the payment, as the case may be, agrees to return the amount of any excess to the Person owed (or to any other Person who may be entitled thereto under Applicable Law).
Section 9.21    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	NORDSTROM, INC.
By:
Name:
Title:

AGENT:	BANK OF AMERICA, N.A., in its
capacity as Agent
By:
Name:
Title:

LENDERS:	BANK OF AMERICA, N.A.,
as a Tranche A Lender, Tranche B Lender, Swing Line Lender and an L/C Issuer
By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Tranche A Lender, Tranche B Lender and an L/C Issuer
By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION,
as a Tranche A Lender, Tranche B Lender and an L/C Issuer
By:
Name:
Title: